UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

G1 Therapeutics, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2024

Notice of Annual Meeting of Stockholders and Proxy Statement

G1 THERAPEUTICS

June 13, 2024

G1 THERAPEUTICS, INC.

700 Park Offices Drive, Suite 200

Research Triangle Park, NC 27709

April 25, 2024

To Our Stockholders:

You are invited to attend the 2024 annual meeting of stockholders of G1 Therapeutics, Inc. (the “Company”) to be held at 7:30 a.m. ET on Thursday, June 13, 2024, at the Company’s offices at 700 Park Offices Drive, Research Triangle Park, NC 27709. We currently intend to hold our annual meeting in person. Details regarding the meeting, the business to be conducted at the meeting, and information about the Company that you should consider when you vote your shares are described in this proxy statement. If we decide to hold a virtual annual meeting, we will announce alternative arrangements for the meeting as promptly as practical.

At the annual meeting, two persons will be elected to our Board of Directors. We also will conduct a non-binding advisory vote on the compensation of our named executive officers. In addition, we will ask stockholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024 and approve the amendment and restatement of our amended and restated certificate of incorporation to reflect new Delaware law provisions regarding officer exculpation. The Board of Directors recommends the approval of each of these proposals. Such other business will be transacted as may properly come before the annual meeting.

Whether you plan to attend the annual meeting or not, it is important that you cast your vote either in person or by proxy. You may vote over the Internet as well as by telephone or by mail. When you have finished reading the proxy statement, you are urged to vote in accordance with the instructions set forth in this proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

In 2023, we continued to execute our business strategy. We experienced strong growth in the usage and adoption of COSELA® (trilaciclib) over 2023 despite a nationwide platinum chemotherapy shortage. We also provided new real-world evidence of the impact that appropriate use of COSELA can provide to extensive stage small cell lung cancer patients and the healthcare system. In addition, our 2023 clinical trial results helped highlight the benefit of trilaciclib in reducing ADC-related adverse events, indicated possible long-term survival trends, and will help to inform future development potential. I expect 2024 to be another year of execution by the G1 team on our priorities of driving continued sales growth of COSELA, maximizing long-term value of trilaciclib by executing our development plan across TNBC treatment settings and in ADC combinations, and efficiently managing our capital. We aspire to improve the lives of people impacted by cancer, which we will endeavor to achieve through continued execution on these priorities.

Thank you for your continued support of G1 Therapeutics, Inc. We look forward to seeing you at the annual meeting.

Sincerely,

John E. Bailey, Jr.
President and Chief Executive Officer

G1 THERAPEUTICS, INC.

700 Park Offices Drive, Suite 200

Research Triangle Park, NC 27709

April 25, 2024

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

TIME: 7:30 a.m. ET

DATE: June 13, 2024

PLACE: G1 Therapeutics, Inc., 700 Park Offices Drive, Research Triangle Park, NC 27709

ITEMS OF BUSINESS

1.	To elect two directors to serve a three-year term expiring in 2027;

2.	To conduct a non-binding advisory vote on the compensation of our named executive officers as disclosed in the accompanying materials;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024;

4.

To approve the amendment and restatement of our amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”) to reflect new Delaware law provisions regarding officer exculpation; and

5.	To transact such other business that is properly presented at the annual meeting and any adjournments or postponements thereof.

WHO MAY VOTE

You may vote if you were the record owner of G1 Therapeutics, Inc. common stock at the close of business on April 15, 2024. A list of stockholders of record will be available at the annual meeting and, during the 10 days prior to the annual meeting, at our principal executive offices located at 700 Park Offices Drive, Suite 200, Research Triangle Park, North Carolina 27709.

All stockholders are invited to attend the annual meeting. Whether you plan to attend the annual meeting or not, we urge you to vote and submit your proxy by the Internet, telephone, or mail in order to ensure the presence of a quorum. You may change or revoke your proxy at any time before it is voted at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Monica Roberts Thomas Chief Legal and People Officer

2024 | Proxy Statement	i

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information that you should consider, and you should read this entire proxy statement carefully before voting.

Annual Meeting

Date: June 13, 2024 Time: 7:30 a.m., Eastern Time Location: G1 Therapeutics, Inc., 700 Park Offices Drive, Research Triangle Park, NC 27709

Ways to Vote Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. ET, on June 12, 2024.

If your shares are held in “street name” (held in the name of a bank, broker, or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the annual meeting to vote.

2024 | Proxy Statement	1

Company Overview

G1 Therapeutics, Inc. is a commercial-stage biopharmaceutical company focused on the development and delivery of next generation therapies that improve the lives of those affected by cancer, including the Company’s first commercial product COSELA® (trilaciclib). The Company is also evaluating therapies in combination with cytotoxic therapies and/or immunotherapy in areas of high unmet need including triple-negative breast cancer and extensive stage small cell lung cancer. G1’s goal is to provide innovative therapeutic advances for people living with cancer.

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2023 Business and Financial Highlights

The following represent the achievement of G1’s 2023 corporate goals:

COSELA® (trilaciclib)

- COSELA recommended in updated ASCO guidelines
- Real world data show that COSELA lowers the rate of hospitalization and cytopenia events and may improve survival
- $46.3M in net revenue in 2023, representing 48% year over year growth

Pipeline

- Completed enrollment in Phase 2 TNBC trial of trilaciclib in combination with a TROP2 ADC
- Post Hoc analyses suggest improved OS when trilaciclib is administered prior to subsequent anticancer therapies
- Trilaciclib shown to increase pool of memory T cells responsible for long term immune surveillance
- Phase 2 results confirm benefit of trilaciclib in reducing adverse events related to a TROP2 ADC

Financial Objectives

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Information on our Board of Directors

DIRECTOR NOMINEES	CLASS	AGE	POSITION(S) HELD	DIRECTOR SINCE	COMMITTEE MEMBERSHIP

John E. Bailey, Jr.	I	59	Chief Executive Officer; President; Director; and Nominee	2020	—

Cynthia L. Flowers	I	64	Director and Nominee	2018	Chair – Compensation; Nominating and Governance

CONTINUING DIRECTORS

Jacks Lee	II	60	Director	2022	Audit

Alicia Secor	II	61	Director	2021	Compensation

Norman E. Sharpless, M.D.	II	56	Director	2022	—

Garry A. Nicholson	III	68	Chairperson of the Board of Directors	2018	Audit; Chair – Nominating and Governance

Glenn P. Muir	III	64	Director	2015	Chair – Audit; Compensation

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2023 Pay Mix

CEO Pay	All Other NEO Pay

Compensation Governance Highlights

Our Board is committed to maintaining sound corporate governance practices and creating long-term stockholder value. We highlight some of our corporate governance practices below.

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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON JUNE 13, 2024.

This proxy statement and our 2023 annual report to stockholders are available for viewing, printing and downloading at www.envisionreports.com/GTHX. To view these materials please have your 16-digit control number(s) available that appears on your proxy card. On this website, you can also elect to receive future distributions of our proxy statements and annual reports to stockholders by electronic delivery.

Additionally, you can find a copy of our Annual Report on Form 10-K which includes our financial statements, for the fiscal year ended December 31, 2023, on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the “Financials” section of the “Investors” section of our website at http://investor.g1therapeutics.com. You may also obtain a printed copy of our Annual Report on Form 10-K, including our financial statements, free of charge, from us by sending a written request to: G1 Therapeutics, Inc., Attn: Investor Relations, P. O. Box 110341, 700 Park Offices Drive, Suite 200, Research Triangle Park, NC 27709. Exhibits will be provided upon written request and payment of an appropriate processing fee.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING
AND VOTING

Why is the Company Soliciting My Proxy?

The Board of Directors of G1 Therapeutics, Inc. is soliciting your proxy to vote at the 2024 annual meeting of stockholders to be held at the Company’s offices at 700 Park Offices Drive, Research Triangle Park, NC 27709, on Thursday, June 13, 2024, at 7:30 a.m. ET and any adjournments of the meeting, which we refer to as the annual meeting. The proxy statement along with the accompanying Notice of Annual Meeting of Stockholders, which we refer to as the Notice, summarizes the purposes of the meeting and the information you need to know to vote at the annual meeting.

We have made available to you on the Internet or have sent you this proxy statement, the Notice, the proxy card, and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, because you owned shares of G1 Therapeutics, Inc. common stock on the record date. We intend to commence distribution of the proxy materials to stockholders on or about April 25, 2024.

Who Can Vote?

Only stockholders who owned our common stock at the close of business on April 15, 2024 are entitled to vote at the annual meeting. On this record date, there were 52,304,757 shares of our common stock outstanding and entitled to vote. Our common stock is our only class of voting stock.

You do not need to attend the annual meeting to vote your shares. Shares represented by valid proxies, received in time for the annual meeting and not revoked prior to the annual meeting, will be voted at the annual meeting. For instructions on how to change or revoke your proxy, see “May I Change or Revoke My Proxy?” below.

How Many Votes Do I Have?

Each share of our common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the annual meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet or telephone. You may specify (i) whether your shares should be voted for or withheld for the nominee for director and (ii) whether your shares should be voted for, against or abstain with respect to auditor ratification and say-on-pay. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board of Directors’ recommendations as noted below. Voting by proxy will not affect your right to attend the annual meeting. If your shares are

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registered directly in your name through our stock transfer agent, Computershare Trust Company, N.A., or if you have stock certificates registered in your name, you may vote:

•	By Internet or by telephone. Follow the instructions included in the proxy card to vote by Internet or telephone.

•

By mail. If you received a proxy card by mail, you may vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with the Board of Directors’ recommendations as noted below.

•	In person at the meeting. If you attend the meeting, you may deliver a completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. ET on June 12, 2024.

If your shares are held in “street name” (held in the name of a bank, broker, or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the annual meeting in order to vote.

How does the Board of Directors Recommend that I Vote on the Proposals?

The Board of Directors recommends that you vote as follows:

•	“FOR” election of two nominees for director;

•	“FOR” approval, on a non-binding advisory basis, of the compensation paid to our named executive officers; and

•	“FOR” ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024.

•	“FOR” approval of the amendment and restatement of our Certificate of Incorporation to reflect new Delaware law on provisions regarding officer exculpation.

If any other matter is presented at the annual meeting, your proxy provides that your shares will be voted by the proxy holders listed in the proxy in accordance with their best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the annual meeting. You may change or revoke your proxy in any one of the following ways:

•	if you received a proxy card, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;

•	by re-voting by Internet or by telephone as instructed above;

•	by notifying our Corporate Secretary in writing before the annual meeting that you have revoked your proxy; or

•

by attending the annual meeting in person and voting in person. Attending the annual meeting in person will not in and of itself revoke a previously submitted proxy. You must specifically request at the annual meeting that it be revoked.

Your most current vote, whether by telephone, Internet or proxy card is the one that will be counted.

What if I Receive More Than One Notice or Proxy Card?

You may receive more than one Notice or proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How Do I Vote?” for each account to ensure that all of your shares are voted.

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Will My Shares be Voted if I Do Not Vote?

If your shares are registered in your name or if you have stock certificates, they will not be counted if you do not vote as described above under “How Do I Vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker or other nominee that holds your shares has the authority to vote your unvoted shares only on certain of the proposals set forth in this proxy statement without receiving instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker, or other nominee. This ensures your shares will be voted at the annual meeting and in the manner you desire. A “broker non-vote” will occur if your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Director	The nominees for director who receive the most votes (also known as a “plurality” of the votes cast) will be elected. You may vote either FOR all of the nominees or WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of the directors. Proposal 1 is a non-routine matter. Therefore, brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of the directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Proposal 2: Advisory Vote on the Compensation Paid to Named Executive Officers	The affirmative vote of a majority of the votes cast for and against this proposal is required to approve, on a non-binding advisory basis, the compensation paid to our named executive officers. Abstentions will have no effect on the results of this vote. Proposal 2 is a non-routine matter. Therefore, brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote. Proposal 2 is non-binding. Because this vote is advisory and not binding on us or our Board of Directors in any way, our Board of Directors may decide that it is in our and our stockholders’ best interests to compensate our named executive officers in an amount or manner that differs from that which is approved by our stockholders.

Proposal 3: Ratify Selection of Independent Registered Public Accounting Firm	The affirmative vote of a majority of the votes cast for and against this proposal is required to ratify the selection of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Proposal 3 is a routine matter. Therefore, brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024, the Audit Committee of our Board of Directors, or the Audit Committee, will reconsider its selection.

Proposal 4: Approve the Amendment and Restatement of our Certificate of Incorporation to Include Officer Exculpation	The affirmative vote of a majority of outstanding shares of capital stock entitled to vote for and against this proposal is required to approve the amendment and reinstatement of our Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation. Proposal 4 is a non-routine matter. Therefore, brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes, if any, and abstentions will be treated as votes against this proposal.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspector of Election, Computershare Trust Company, N.A., examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the proxy card or otherwise provide.

2024 | Proxy Statement	8

Where Can I Find the Voting Results of the Annual Meeting?

The preliminary voting results will be announced at the annual meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the annual meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax, or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Votes of stockholders of record who are present at the annual meeting in person or by proxy, abstentions and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

The annual meeting will be held at 7:30 a.m. ET on Thursday, June 13, 2024, at the Company’s offices at 700 Park Offices Drive, Research Triangle Park, NC 27709. Requests for directions to the meeting location may be directed to G1 Therapeutics, Inc., Attn: Corporate Secretary, P. O. Box 110341, 700 Park Offices Drive, Suite 200, Research Triangle Park, NC 27709. When you arrive at the meeting site, signs will direct you to the appropriate meeting rooms. You need not attend the annual meeting in order to vote.

Householding of Annual Disclosure Documents

SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single Notice or, if applicable, a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our Notices, annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If your household received a single Notice or, if applicable, a single set of proxy materials this year, but you would prefer to receive your own copy, please contact our transfer agent, Computershare Trust Company, N.A., by calling their toll-free number,  1-877-373-6374

If you do not wish to participate in “householding” and would like to receive your own Notice or, if applicable, set of our proxy materials in future years, follow the instructions described below. Conversely, if you share an address with another stockholder and together both of you would like to receive only a single Notice or, if applicable, set of proxy materials, follow these instructions:

•

If your G1 Therapeutics, Inc. shares are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A., and inform them of your request by calling them at 1-877-373-6374 or writing them at PO Box 505000, Louisville, Kentucky 40233-5000.

•

If a broker or other nominee holds your G1 Therapeutics, Inc. shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

Electronic Delivery of Company Stockholder Communications

Most stockholders can elect to view or receive copies of future proxy materials over the Internet instead of receiving paper copies in the mail.

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You can choose this option and save the Company the cost of producing and mailing these documents by:

•	following the instructions provided on your proxy card;

•	following the instructions provided when you vote over the Internet; or

•	going to www-us.computershare.com/investor and following the instructions provided.

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MANAGEMENT AND CORPORATE GOVERNANCE

The Board of Directors

Our Certificate of Incorporation provides that our business is to be managed by or under the direction of our Board of Directors. Our Board of Directors is classified, consisting of three classes of directors for purposes of election. One class is elected at each annual meeting of stockholders to serve from time of election and qualification until the third annual meeting following his or her election. Our Board of Directors currently consists of seven members, classified into three classes as follows:

(1)	John E. Bailey, Jr. and Cynthia L. Flowers constitute Class I, with a term ending at the 2024 annual meeting; and

(2)	Alicia Secor, Jacks Lee, and Norman E. Sharpless, M.D. constitute Class II, with a term ending at the 2025 annual meeting; and

(3)	Garry A. Nicholson and Glenn P. Muir constitute Class III, with a term ending at the 2026 annual meeting;

Mr. Bailey and Ms. Flowers will continue to serve as directors through the end of their respective terms, which conclude at the 2024 annual meeting. On April 9, 2024, our Board of Directors accepted the recommendation of the Nominating and Governance Committee and voted to nominate each of Mr. Bailey and Ms. Flowers for election as Class I directors at the annual meeting, for a term of three years to serve until the 2027 annual meeting of stockholders and until their respective successors have been elected and qualified.

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Garry A. Nicholson
John E. Bailey, Jr.
Cynthia L. Flowers
Jacks Lee
Glenn P. Muir
Alicia Secor
Norman E. Sharpless, M.D.

 Committee Chair

 Member

 Financial Expert

Set forth below for each of the persons nominated for election as directors, along with directors whose terms do not expire this year, are the names, ages, offices in the Company (if any), principal occupations or employment for at least the past five years, the length of such person’s tenure as director and the names of other public companies in which such persons hold or have held directorships during the past five years. Additionally, information about the specific experience, qualifications, attributes, or skills that led to our Board of Directors’ conclusion at the time of filing of this proxy statement that each person listed below should serve as a director is set forth below:

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Director Since 2018 Chair of the Board of Directors Age 69 Committees Audit Nominating and Governance (Chair)

Garry A. Nicholson

Garry A. Nicholson has served as Chairperson of our Board of Directors since June 2019 and has served as a member of our Board of Directors since September 2018. Mr. Nicholson has more than 30 years of pharmaceutical and biotech oncology experience. From August 2015 to November 2016, he served as President and Chief Executive Officer of XTuit Pharmaceuticals, where he also was a member of the board of directors. Beginning in May 2008, he led the global oncology franchise at Pfizer until his departure in May 2015 as President, Pfizer Oncology. His responsibilities included global commercialization and sales, clinical development and regulatory strategy, and business development. Under his leadership, the company developed and launched Ibrance® (palbociclib), the first cyclin-dependent kinase (“CDK”) 4/6 inhibitor approved in the U.S. and Europe. During his tenure at Pfizer, Mr. Nicholson served on the board of directors of the Pfizer Foundation and was a member of the company’s Portfolio, Strategy and Investment Committee, which set corporate research and development priorities and investment strategy. Earlier in his career, Mr. Nicholson held various leadership positions in the oncology division of Eli Lilly and Company. In addition, he has served as an advisor to AMPATH, a consortium of North American universities and health centers, Moi University, Moi Teaching and Referral Hospital, and the Government of Kenya, which helps build sustainable healthcare systems in developing nations. Mr. Nicholson began his career in healthcare as a staff pharmacist at Emory University. He currently serves as chair of the board of directors at Day One Biopharmaceuticals, Inc., a publicly traded clinical stage biopharmaceutical company, and Abdera Therapeutics Inc., a privately held biopharmaceutical company. Mr. Nicholson previously served as a member of the board of directors of on the board of directors of NextCure, Inc., a publicly traded clinical stage biopharmaceutical company, Turning Point Therapeutics, Inc., a publicly traded clinical stage precision oncology company, Five Prime Therapeutics, Inc., a publicly traded clinical stage pharmaceutical company, TESARO, Inc., a publicly traded oncology-focused biopharmaceutical company, Tmunity Therapeutics Inc., a privately held biotechnology company, SQZ Biotechnologies, Inc., a privately held biotechnology company and Personal Genome Diagnostics Inc., a privately held cancer genomics company. Mr. Nicholson holds an M.B.A. from the University of South Carolina and earned his B.S. in Pharmacy at the University of North Carolina at Chapel Hill. We believe Mr. Nicholson is qualified to serve as a member of our Board of Directors based on his experience in the life sciences, biotechnology and pharmaceutical industries and his knowledge of strategic and operational leadership priorities and corporate development matters.

Director Since 2020 Age 59

John E. (Jack) Bailey, Jr.

John E. (Jack) Bailey, Jr. has served as our Chief Executive Officer and President since January 1, 2021 and as a member of our Board of Directors since March 2020. Mr. Bailey has over thirty years of commercial pharmaceutical experience. He led the U.S. therapeutic divisions of oncology, immunology/rare disease, vaccines and respiratory at GlaxoSmithKline in the role of President from February 2015 to December 2020. Earlier in his career, Mr. Bailey held various leadership positions at Eli Lilly and Company, including as Senior Vice President of the Account-Based Markets Division that included the oncology and cardiovascular business units. He also currently serves on the board of directors of Emergo Therapeutics, Inc., a privately held biopharmaceutical company, and on the board of directors of the University of North Carolina Health Care System, a not-for-profit integrated health care system owned by the state of North Carolina. Mr. Bailey is a past member of the board of directors of PhRMA, the pharmaceutical industry trade association, and was an Advisor for the T.H. Chan School of Public Health at Harvard University. He has also previously served on the board of the North Carolina Biotechnology Center, a life science economic development organization. Mr. Bailey holds an M.B.A. from the University of North Carolina at Chapel Hill and a B.S. in Biology from Hobart College, Geneva, New York. We believe Mr. Bailey’s perspective and experience as our Chief Executive Officer and President as well as his depth of experience in the life sciences, biotechnology and pharmaceutical industries and his commercial experience and leadership in the life sciences and pharmaceutical industries provide him with the qualifications and skills to serve on our Board of Directors.

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Director Since 2018 Age 64 Committees Compensation (Chair) Nominating and Governance

Cynthia L. Flowers

Cynthia L. Flowers (formerly Schwalm) has served as a member of our Board of Directors since June 2018. In May 2023, Ms. Flowers began serving as Chief Executive Officer of OMEZA Holdings, Inc., a privately held start up medical device company. Starting in 2018, Ms. Flowers has been an independent consultant and the owner of EIR Advisory LLC, a life science strategic advisory and investment firm. From February 2014 to October 2017, Ms. Flowers served as President and Chief Executive Officer of Ipsen North America. Prior to joining Ipsen, Ms. Flowers served in senior positions with various biotech and specialty pharmaceutical companies, including as President of Eisai Pharmaceuticals from 2008 to 2010, and at Amgen, Inc. as Vice President & General Manager of U.S. Oncology from 2005 to 2008 and Executive Director of the U.S. Oncology Business Unit from 2003 to 2005. Ms. Flowers serves as a director of Relevate Health, LLC, a private equity owned communications company, Hikma Pharmaceuticals PLC, a multinational pharmaceutical company publicly traded on the London Stock Exchange and Nasdaq Dubai, and Caladrius Biosciences, Inc., a publicly traded cell therapy development company. Ms. Flowers also previously held multiple commercial roles at Johnson & Johnson and Janssen Pharmaceutica, Inc. from 1985 to 2003. Ms. Flowers has held positions on numerous corporate and non-profit boards, including the Women’s Leadership Advisory Board for the John F. Kennedy School of Government at Harvard University and the board of directors for the Sarah Cannon Oncology Research Institute. She currently serves as a Wharton Business School Leadership Advisor. Ms. Flowers previously served as a member of the board of directors of EternaTear, Inc., a private equity owned company developing next generation eye products, the Kadmon Group, a publicly traded biopharmaceutical development company, and Nanoform Finland PLC, a publicly traded company in Finland. Ms. Flowers holds an Executive M.B.A. from Wharton School of Business and a B.S. in Nursing from the University of Delaware. We believe Ms. Flowers is qualified to serve as a member of our Board of Directors based on her experience in the life sciences, biotechnology and pharmaceutical industries and her knowledge of strategic and operational leadership priorities and corporate development matters.

Director Since 2022 Age 60 Committees Audit

Jacks Lee

Jacks Lee has served as a member of our Board of Directors since June 2022. Mr. Lee has more than thirty years of experience in manufacturing and supply chain management in the life sciences industry. He has experience in leading biopharmaceutical, small molecule drug and vaccine manufacturing. Starting in 2023, Mr. Lee has been an independent consultant and the owner of JL Innovative Transformations LLC, an executive strategic advisory firm. From 2007 to 2023, he served as Senior Vice President – Manufacturing & Supply of Merck & Co., Inc., a global health care company publicly traded on the New York Stock Exchange. Previously, he served as Head of Biological Operations at Sanofi Pasteur from 2004 to 2007. From 1989 to 2007, Mr. Lee held various roles of increasing responsibility at Sanofi-Aventis (and predecessor pharmaceutical companies acquired by Sanofi-Aventis). He has served on the Manufacturing Science & Operations Steering Committee of the Parenteral Drug Association, a nonprofit organization, since 2017, and the Editorial Advisory Board of Life Science Leaders, a business journal for life science executives since 2019. Previously, Mr. Lee served on the Expert Committee of Biostatistics for United States Pharmacopeia, an independent, scientific nonprofit organization focused on building trust in the supply of safe, quality medicines. Mr. Lee serves as a director of Vaxcyte, Inc., a publicly traded clinical-stage vaccine innovation company. Mr. Lee holds an MS in Industrial Management from the University of Missouri – Warrensburg and earned his B.S. in Industrial Engineering at the University of Wisconsin – Madison. We believe Mr. Lee’s perspective and experience as well as his depth of experience in the life sciences, biotechnology and pharmaceutical industries and his manufacturing experience and leadership in the life sciences and pharmaceutical industries provide him with the qualifications and skills to serve on our Board of Directors.

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Director Since 2015 Age 65 Committees Audit (Chair) Compensation

Glenn P. Muir

Glenn P. Muir has served as a member of our Board of Directors since September 2015. From September 2000 until his retirement in May 2014, Mr. Muir served as Executive Vice President, Finance and Administration of Hologic, Inc., or Hologic, a publicly traded manufacturer and supplier of medical products, and was Hologic’s Chief Financial Officer from 1992 until his May 2014 retirement. Mr. Muir served as the Controller of Hologic from October 1988 to 1992, including during its initial public offering in 1990. Mr. Muir served as a director of Hologic from 2001 through August 2013. Mr. Muir also has served as a member of the board of directors of a publicly traded life science company, Repligen Corporation, since September 2015, and a publicly held medical technology company, Neuronetics, Inc., since August 2017. From 2021 to 2023, Mr. Muir was a member of the board of directors of Impulse Dynamics Limited, a privately owned medical device company, from July 2014 until December 2017, Mr. Muir was a member of the board of directors of ReWalk Robotics Ltd., and from August 2014 until February 2017, Mr. Muir was a member of the board of directors of RainDance Technologies, Inc. Mr. Muir holds a B.B.A. with a major in accounting from the University of Massachusetts Amherst, an M.B.A. from the Harvard Graduate School of Business Administration and an M.Sc. in taxation from Bentley College Graduate School of Business. Mr. Muir is also a certified public accountant (inactive). We believe Mr. Muir is qualified to serve as a member of our Board of Directors based on his experience in the life sciences, biotechnology and pharmaceutical industries and for his knowledge of financial and corporate development matters.

Director Since 2021 Age 61 Committees Compensation

Alicia Secor

Alicia Secor has served as a member of our Board of Directors since June 2021. Ms. Secor has more than thirty years of experience in the life sciences industry. Ms. Secor currently serves as President and Chief Executive Officer of Atalanta Therapeutics, Inc., a privately held biotechnology company pioneering new treatment options for neurodegenerative diseases and is a member of its Board of Directors. Prior to her role at Atalanta Therapeutics, Ms. Secor served as President and Chief Executive Officer of Juniper Pharmaceuticals, Inc., a publicly traded pharmaceutical company, from August 2016 until August 2018, when the company was acquired by Catalent, Inc. From 1998 to 2013, Ms. Secor held various roles of increasing responsibility at Genzyme (now a part of Sanofi), culminating in her tenure as Vice President and General Manager of Metabolic Diseases. Ms. Secor was a member of the board of directors of Orchard Therapeutics plc, an English global gene therapy company that was publicly traded in the United States on the Nasdaq market, until its acquisition in January 2024. Ms. Secor also served on the board of GW Pharmaceuticals plc, a public company, prior to its acquisition by Jazz Pharmaceuticals plc and on the board of the Foundation for Prader-Willi Research, a non-profit organization. Ms. Secor holds an M.B.A. from D’Amore-McKim School of Business at Northeastern University and a B.S. in Health Administration from University of New Hampshire. We believe Ms. Secor is qualified to serve on our Board of Directors based on her experience in the life sciences, biotechnology and pharmaceutical industries and for her knowledge of corporate development matters.

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Director Since 2022 Age 57

Norman E. Sharpless, M.D.

Norman E. Sharpless, M.D. has served as a member of our Board of Directors since July 2022. Dr. Sharpless currently serves as Co-Chief Executive Officer of Jupiter BioVentures, Inc., a privately-held biotechnology investment firm that works to identify and support tomorrow’s revolutionary biotechnology leaders and breakthrough medicines. Dr. Sharpless is the Professor of Cancer Policy and Innovation at the University of North Carolina (“UNC”) School of Medicine. He has more than thirty years of experience in the medical field, was a founding scientist of the Company and served on the Company’s Board from its inception in 2008 until 2015. Dr. Sharpless was the 15th Director of the National Cancer Institute at the National Institutes of Health, serving from October 2017 until April 2022. In 2019, he served as Acting Commissioner for Food and Drugs at the U.S. Food and Drug Administration. Prior to his government service, Dr. Sharpless served as Director of the UNC Lineberger Comprehensive Cancer Center from January 2014 to 2017, and re-joined the UNC faculty in 2022. Dr. Sharpless began his teaching at UNC in 2002 and, in 2012, he became the Wellcome Professor of Cancer Research at UNC. Dr. Sharpless currently serves on the board of directors at the American Cancer Society, a cancer-fighting organization, UNC Eshelman Institute for Innovation, an emerging innovation engine that moves groundbreaking healthcare therapeutics and digital health ideas to reality, and Nucleus Radiopharma, Inc., a private radiopharmaceutical contract development and manufacturing company, and Karius, Inc., a private infectious disease diagnostic testing company. Dr. Sharpless holds a B.S. in Mathematics from the University of North Carolina at Chapel Hill and earned his M.D. at the UNC School of Medicine. We believe Dr. Sharpless’ perspective and experience as our scientific founder, as well as his depth of experience in the biotechnology industry, provide him with the qualifications and skills to serve on our Board of Directors.

Board Diversity

The table below provides additional diversity information regarding our Board as of April 12, 2024. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Listing Rule 5605(f). More information regarding our board diversity is available on our website at http://investor.g1therapeutics.com/board-diversity-matrix.

Board Diversity Matrix (As of April 12, 2024)
Total Number of Directors	7
	Female	Male
Part I: Gender Identity
Directors	2	5
Part II: Demographic Background
Asian		1
White	2	4

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Director Independence

Our Board of Directors has reviewed the materiality of any relationship that each of our directors has with G1 Therapeutics, Inc., either directly or indirectly. Based upon this review, our Board of Directors has determined that each of our directors, other than Mr. Bailey, is an “independent” director as defined by the rules and regulations of the Nasdaq Global Select Market, or Nasdaq.

As required under Nasdaq rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of Nasdaq and SEC rules and regulations applicable to the members of such committees.

Committees of the Board of Directors and Meetings

Meeting Attendance. During the fiscal year ended December 31, 2023, or “fiscal 2023,” there were seven (7) meetings of our Board of Directors, and the various committees of the Board of Directors met a total of sixteen (16) times. No director attended fewer than 85% of the total number of meetings of the Board of Directors and of committees of the Board of Directors on which he or she served during fiscal 2023. The Board of Directors has adopted a policy under which each member of the Board of Directors makes every effort, but is not required, to attend each annual meeting of our stockholders.

Audit Committee and Audit Committee Financial Expert. The Audit Committee of the Board of Directors, or the Audit Committee, met seven (7) times during fiscal 2023. This committee currently has three (3) members, Glenn P. Muir (Chair), Jacks Lee, and Garry A. Nicholson. The Audit Committee’s role and responsibilities are set forth in the Audit Committee’s written charter and include selecting a firm to serve as the independent registered public accounting firm to audit our financial statements. In addition, the Audit Committee ensures the independence of the independent registered public accounting firm, discusses the scope and results of the audit with the independent registered public accounting firm and reviews our interim and year-end operating results with management and that firm, establishes procedures for employees to anonymously submit concerns about questionable accounting or audit matters, considers the effectiveness of our internal controls and internal audit function, reviews material related-party transactions or those that require disclosure, and approves or, as permitted, pre-approves all audit and non-audit services to be performed by the independent registered public accounting firm. All members of the Audit Committee satisfy the current independence standards promulgated by the SEC and by Nasdaq, as such standards apply specifically to members of audit committees. The Board of Directors has determined that Mr. Muir is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

A copy of the Audit Committee’s written charter is publicly available on our website at www.g1therapeutics.com.

Compensation Committee. The Compensation Committee of the Board of Directors, or the Compensation Committee, met seven (7) times during fiscal 2023. This committee currently has three (3) members, Cynthia L. Flowers (Chair), Glenn P. Muir and Alicia Secor. The Compensation Committee’s role and responsibilities are set forth in the Compensation Committee’s written charter and include reviewing and approving, or recommending that our Board of Directors approve, the compensation of our executive officers, reviewing and recommending to our Board of Directors the compensation of our directors, reviewing and recommending to our Board of Directors the terms of any compensatory agreements with our executive officers, administering our stock and equity incentive plans, reviewing and approving, or making recommendations to our Board of Directors with respect to, incentive compensation and equity plans, and reviewing all overall compensation policies and practices. The Compensation Committee also administers our 2017 Employee, Director and Consultant Equity Plan and our Amended and Restated 2021 Inducement Equity Incentive Plan. The Compensation Committee is responsible for the determination of the compensation of our chief executive officer and conducts its decision-making process with respect to that issue without the chief executive officer present. Our Board of Directors has determined that Ms. Flowers, Mr. Muir, and Ms. Secor are “independent” in accordance with Nasdaq rules and regulations.

The Compensation Committee has adopted the following processes and procedures for the consideration and determination of executive and director compensation:

The Compensation Committee may, by resolution passed by a majority of its members, designate one or more subcommittees, each subcommittee to consist of at least two members of the Compensation Committee. Any such subcommittee, to the extent provided in the resolutions of the Compensation Committee and to the extent not limited by applicable law, shall have and may exercise all the powers and authority of the Compensation Committee. Each subcommittee will have such name as may be determined from time to time by resolution adopted by the Compensation Committee. Each subcommittee is required to keep regular minutes of its meetings and report the same to the Compensation Committee or the Board of Directors when required.

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The Compensation Committee has the authority to retain or obtain the advice of such compensation consultants, legal counsel, experts, and other advisors as it may deem appropriate in its sole discretion. The Compensation Committee is directly responsible for the appointment, compensation and oversight of its consultants, legal counsel, experts, and advisors and shall have sole authority to approve their fees and retention terms, for which we must provide funding.

Before selecting any such consultant, legal counsel, expert or advisor, the Compensation Committee shall consider the following independence factors:

•	The provision of other services to G1 Therapeutics, Inc. by the entity that employs the consultant, legal counsel, expert, or advisor.

•	The amount of fees received from G1 Therapeutics, Inc. by the entity that employs the consultant, legal counsel, expert, or advisor.

•	The policies and procedures of the entity that employs the consultant, legal counsel, expert, or advisor that are designed to prevent conflicts of interest.

•	Any business or personal relationship of the consultant, legal counsel, expert, or advisor with a member of the Compensation Committee.

•	Any stock of G1 Therapeutics, Inc. owned by the consultant, legal counsel, expert, or advisor.

A copy of the Compensation Committee’s written charter is publicly available on our website at www.g1therapeutics.com.

Nominating and Governance Committee. The Nominating and Governance Committee of the Board of Directors, or the Nominating Committee, met two (2) times during fiscal 2023 and has two (2) members, Garry A. Nicholson (Chair) and Cynthia L. Flowers. Our Board of Directors has determined that Mr. Nicholson and Ms. Flowers are “independent” as defined in the applicable Nasdaq rules and regulations. The Nominating Committee’s responsibilities include:

•	identifying and recommending candidates for membership on our Board of Directors;

•	recommending directors to serve on board committees;

•	reviewing and recommending our corporate governance guidelines and policies;

•	reviewing proposed waivers of the code of conduct for directors and executive officers;

•	evaluating, and overseeing the process of evaluating, the performance of our Board of Directors and individual directors; and

•	assisting our Board of Directors on corporate governance matters.

Generally, the Nominating Committee considers candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. Once identified, the Nominating Committee will evaluate a candidate’s qualifications in accordance with our Nominating and Governance Committee Policy Regarding Qualifications of Directors appended to the Nominating Committee’s written charter. Threshold criteria include: personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of our industry, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the Board of Directors, and concern for the long-term interests of our stockholders. The Nominating Committee has not adopted a formal diversity policy in connection with the consideration of director nominations or the selection of nominees. However, the Nominating Committee will consider issues of diversity among its members in identifying and considering nominees for director, and strive to achieve a diverse balance of backgrounds, perspectives, experience, age, gender, ethnicity, and country of citizenship on the Board of Directors and its committees. In addition, the Nominating Committee’s charter provides that a director may serve on no more than four total public company boards.

A stockholder who wishes to propose a candidate for consideration as a nominee for election to the Board of Directors must follow the procedures described in our Bylaws and in “Stockholder Proposals and Nominations for Director” at the end of this proxy statement. In general, persons recommended by stockholders will be considered in accordance with our Policy on Shareholder Recommendation of Candidates for Election as Directors appended to the Nominating Committee’s written charter. Any such recommendation should be made in writing to the Nominating Committee, care of our Corporate Secretary at our principal office and should be accompanied by the following information concerning each recommending stockholder and the beneficial owner, if any, on whose behalf the nomination is made:

•	all information relating to such person that would be required to be disclosed in a proxy statement;

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•	certain biographical and share ownership information about the stockholder and any other proponent, including a description of any derivative transactions in our securities;

•	a description of certain arrangements and understandings between the proposing stockholder and any beneficial owner and any other person in connection with such stockholder nomination; and

•	a statement of whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of voting shares sufficient to carry the proposal.

The recommendation must also be accompanied by the following information concerning the proposed nominee:

•	certain biographical information concerning the proposed nominee;

•	all information concerning the proposed nominee required to be disclosed in solicitations of proxies for election of directors;

•	certain information about any other security holder of the Company who supports the proposed nominee;

•	a description of all relationships between the proposed nominee and the recommending stockholder or any beneficial owner, including any agreements or understandings regarding the nomination; and

•	additional disclosures relating to stockholder nominees for directors, including completed questionnaires and disclosures required by our Bylaws.

A copy of the Nominating Committee’s written charter, including its appendices, is publicly available on the Company’s website at www.g1therapeutics.com.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Board Leadership Structure and Role in Risk Oversight

As a general policy, our Board of Directors believes that separation of the positions of chairperson and chief executive officer reinforces the independence of the Board of Directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the Board of Directors as a whole. As such, our Board of Directors is currently chaired by Mr. Nicholson, an independent director, and Mr. Bailey serves as our President and Chief Executive Officer.

Our Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our Board of Directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our Company, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our Company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies. Throughout the year, senior management reviews these risks with our Board of Directors at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies and presents the steps taken by management to mitigate or eliminate such risks. Our governance structure is equipped with policies and procedures that define approaches to cybersecurity and how to respond to incidents. Our Board of Directors, through the Audit Committee, oversees the management of material cybersecurity risks through periodic review of potential exposures to cybersecurity threats and continuous support for the development of technologies and operations to identify and mitigate risks.

Each of our Board committees also oversees the management of our Company’s risk that falls within such committee’s areas of responsibility. The Audit Committee oversees the operation of our risk management program, including the identification of the primary risks associated with our business and periodic updates to such risks, and reports to our Board of Directors regarding these activities. In connection with its risk management role, the Audit Committee meets privately with representatives from our independent registered public accounting firm and our Chief Financial Officer. The Nominating Committee monitors the effectiveness of our corporate governance guidelines and our code of conduct and ethics. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. In performing such functions, each committee has full access to management, as well as the ability to engage advisors.

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Because of the role of the Board of Directors and the Audit Committee in risk oversight, the Board of Directors believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to the Company’s operations and believes its current leadership structure enables it to effectively provide oversight with respect to such risks.

Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our Investor Relations department at 919-907-1944. However, any stockholders who wish to address questions regarding our business directly with the Board of Directors, or any individual director, should direct his or her questions to individual Board of Directors members using the “Contact” page of our website at www.g1therapeutics.com. Communications will be distributed to the Board of Directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board of Directors may be excluded, such as:

•	junk mail and mass mailings;

•	resumes and other forms of job inquiries;

•	surveys; and

•	solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any outside director upon request.

Familial Relationships

There are no familial relationships between any of our executive officers and directors.

Code of Conduct and Ethics

We have adopted a code of conduct and ethics that applies to all of our employees, including our chief executive officer and chief financial and accounting officers. The text of the code of conduct and ethics is posted on our website at www.g1therapeutics.com and will be made available to stockholders without charge, upon request, in writing to the Corporate Secretary at P.O. Box 110341, 700 Park Offices Drive, Suite 200, Research Triangle Park, NC 27709. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors, principal executive officer and principal financial officer will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting or the issuance of a press release of such amendments or waivers is then permitted by the applicable Nasdaq rules and regulations.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to file initial reports of ownership and changes in ownership of our common stock and other equity securities with the SEC. These individuals are required by the regulations of the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of the forms furnished to us, and written representations from reporting persons, we believe that all filing requirements applicable to our officers, directors, and 10% beneficial owners were complied with during fiscal 2023.

Executive Officers

The following sets forth certain information regarding our executive officers as of April 15, 2024:

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Name	Age	Position(s) with the Company
John E. Bailey, Jr.	59	Chief Executive Officer, President and Director
Mark Avagliano	48	Chief Business Officer
Rajesh K. Malik, M.D.	65	Chief Medical Officer
Terry L. Murdock	64	Chief Operating Officer
Andrew Perry	51	Chief Commercial Officer
Monica Roberts Thomas	52	Chief Legal and People Officer
John W. Umstead V	39	Chief Financial Officer

John E. Bailey, Jr. For information regarding Mr. Bailey, see “Corporate Governance – The Board of Directors” above.

Mark Avagliano has served as our Chief Business Officer since July 2019. Prior to joining us, he served as Vice President, Corporate Development at Pfizer Inc., from January 2014 to July 2019, where he was responsible for the evaluation, planning and execution of significant corporate level transactions and oversaw the Mergers and Acquisitions, Transactions & Valuations, and Out-licensing groups. Mr. Avagliano joined Pfizer in 2004 and held various other business development roles of increasing responsibility from 2004 to 2013. At Pfizer, Mr. Avagliano successfully led the execution of numerous significant transactions, including acquisitions, divestitures, joint ventures, co-developments, co-promotions, product licenses, research collaborations, and public market separations. Prior to joining Pfizer in 2004, Mr. Avagliano held commercial and operational roles at Aventis Pharmaceuticals. Mr. Avagliano earned an M.S. in Finance and Accounting from The London School of Economics, an M.S. in Comparative Social Policy from Oxford University and his B.A. in Applied Mathematics and Political Science from Marist College.

Rajesh K. Malik, M.D., has served as our Chief Medical Officer since July 2014. Prior to becoming our Chief Medical Officer, Dr. Malik served as a consultant for business, clinical and regulatory matters from May 2013 through July 2014, including as a consultant to our Company from July 2013 to June 2014. Prior to joining us, Dr. Malik served as Chief Medical Officer of Agennix AG, a German biotechnology company, from January 2007 to September 2013, and as a member of the management board of Agennix AG from November 2009 to September 2013. He also served as Chief Medical Officer of Adherex Technologies, Inc., a biopharmaceutical company, from September 2004 to January 2007. Dr. Malik also served as an attending physician at the University of Virginia Medical Center and on the faculty of the University of Virginia School of Medicine. Dr. Malik served on the board of directors of POINT Biopharma Global, a public oncology company developing radiopharmaceuticals, since 2021 until its acquisition in December 2023, and served on the board of directors of Meryx Inc, a private oncology company developing Mer and TAM tyrosine kinase targeted therapies, from 2018 to 2021. Dr. Malik earned his M.B. and Ch.B. from the University of Sheffield Medical School.

Terry L. Murdock has served as our Chief Operating Officer since January 2019 and served as our Senior Vice President of Development Operations from August 2017 to December 2018. Prior to joining us, Mr. Murdock served as Vice President, Development Solutions of the Oncology Center for Excellence at IQVIA Holdings Inc. (formerly Quintiles IMS Holdings, Inc.), or IQVIA, from September 2014 to August 2015, and then as Vice President, Global Head of the Oncology Center for Excellence at IQVIA from August 2015 to July 2017. Prior to his tenure with IQVIA, Mr. Murdock served as President North America and a member of the board of directors of Ergomed Clinical Research, Inc., a wholly owned subsidiary of Ergomed plc, a publicly traded British pharmaceutical services company from 2012 to August 2014. Mr. Murdock also was Senior Vice President of ILEX Oncology Inc., or ILEX, and later Genzyme Corporation, a biotechnology company, following its acquisition of ILEX from 2001 to May 2012 and Vice President of Research at The US Oncology Network, a healthcare services company from 1995 to 2001. Mr. Murdock earned his M.S. and B.S. from the University of Texas at Arlington.

Andrew Perry has served as our Chief Commercial Officer since August 2021. Prior to joining us, he served as Vice President, US Marketing at Viiv Healthcare NA, a joint venture majority owned by GlaxoSmithKline, from January 2016 to August 2021. In this role, he was responsible for leading the marketing organization across Health Care Professionals and patient channels to drive sales of the ViiV US portfolio, including oral and long-acting injectable products. There, he launched multiple products and managed two co-commercialization agreements. Prior to ViiV, Mr. Perry spent over 16 years at GlaxoSmithKline in positions of increasing responsibility, culminating in his tenure as Field Vice President, National Accounts, US Managed Markets & Government Affairs. Mr. Perry holds a Master of Science degree in Health Economics and Management from the University of Sheffield (England), and a Master of Arts degree in English Literature and Philosophy from the University of Glasgow (Scotland).

Monica Roberts Thomas has served as our Chief Legal and People Officer since March 2024 and served as our General Counsel from May 2023 to March 2024. Prior to joining us, Ms. Thomas served as Head of Corporate Legal and Assistant Corporate Secretary at Radius Health, a global biopharmaceutical company, from 2023 to 2024. She was Associate General Counsel for UCB,

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Inc., a global biopharmaceutical company, from 2020 to 2023, where she supported the launch of a reimagined Rare Disease organization. Prior to that, she held numerous leadership roles over 12 years with GlaxoSmithKline, a global biopharmaceutical company, from 2008 to 2020. Before joining GlaxoSmithKline in 2008, Ms. Thomas practiced corporate and securities law at Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP, a Raleigh, North Carolina law firm. Ms. Thomas is admitted to the North Carolina state bar. She earned her J.D. from North Carolina Central University School of Law and a B.A. from Duke University.

John W. Umstead V has served as our Chief Financial Officer since March 2023. Prior to becoming our Chief Financial Officer, Mr. Umstead served as our Company’s Controller since January 2021 and, prior to that, led our financial reporting since joining the Company in October 2018. From September 2013 to October 2018, Mr. Umstead worked for PricewaterhouseCoopers LLP serving clients in various industries ranging from small private companies to large publicly traded corporations. During his time at PricewaterhouseCoopers LLP, he started in the audit and assurance practice on engagements for publicly traded companies, and later moved into the Capital Markets Accounting and Advisory Services group within the U.S. Deals Practice where he advised public and private companies in complex accounting and financial reporting matters related to business combinations, debt and equity financings, divestitures, IPO readiness, and other areas involving technical accounting. Prior to joining PricewaterhouseCoopers LLP, Mr. Umstead spent five years in commercial banking. Mr. Umstead earned a Master of Accounting from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill and a B.A. in Political Science from the University of North Carolina at Chapel Hill. Mr. Umstead is a certified public accountant in the State of North Carolina.

Environmental, Social and Governance (ESG) Matters

Our Focus

We are committed to addressing ESG related risks and opportunities. We recognize that incorporating sustainable and equitable practices into our business activities improves our performance, benefits our stakeholders and helps us improve the lives of those impacted by cancer.

Our Nominating and Governance Committee oversees the Company’s overall ESG strategy, initiatives and policies, which includes receiving periodic reports from management regarding the Company’s ESG efforts and periodically providing reports to the Board on ESG matters. As part of this responsibility, the Nominating and Governance Committee requests from management and reviews information regarding major stockholders’ views and preferences on ESG policy matters, management’s practices for engagement with those stockholders, and the framework and methods to be used to report to the public on such matters. In addition, the Nominating and Governance Committee seeks opportunities for periodic continuing education on topics of interest in the area of ESG and other pertinent governance matters.

Our mission is to develop and deliver innovative therapies that improve the lives of those impacted by cancer. Our talented team makes valuable contributions to advancing our pipeline of novel cancer therapies, and we believe that we achieve more when we

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respect each other, work together as one team, and celebrate our differences. We are committed to fostering a culture of diversity, equity and inclusivity.

We aim to ensure employee engagement and satisfaction, and we have received awards and recognitions for our efforts to cultivate an outstanding workplace. We monitor our employees’ engagement and satisfaction through an annual organization-wide survey, supplemented with periodic surveys on specific areas. Our latest engagement survey performed by a third party, 15Five, in 2022, indicated that our team is highly engaged. We also have a Culture Committee focused on fostering a great place to work while increasing employee engagement. Our Compensation Committee routinely reviews and discusses with management the Company’s disclosure regarding human capital management and the Company’s policies and procedures that are designed to enhance employee engagement and retention. Our employees receive competitive salaries and bonuses in accordance with market standards. We also provide discretionary bonuses, equity awards, and other benefits, such as a healthcare plan, a 401(k) plan, and a hybrid work environment. We facilitate the professional development of our employees through continued learning and development programs. In the summer of 2023, we received recognition from the Triangle Business Journal as one of the Best Places to Work in 2023.

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We believe in protecting the environment and our communities. Health, safety, and environmental responsibilities are fundamental to our values. We aim to minimize our environmental impact by conserving natural resources and reducing waste. Our company-wide sustainability initiatives include:

•	compliance with all applicable health, safety, and environmental laws;

•	reduction of waste through the use of renewable materials and recycling efforts; and

•	promotion of energy-efficient policies, processes and technologies throughout our facility.

Acting with integrity is one of our core values. Our governance structure is designed to provide for transparency, accountability and oversight. We also recognize the importance of data confidentiality, integrity and security in the digital age. We have earned a Tier 3 ranking on the National Institutes and Technology Standards (NIST) Framework for our high achievements in cybersecurity and risk management capabilities. This ranking places us above many of our peers within the small to mid-cap biopharmaceuticals industry. We have mandatory information security training programs for new and current employees to address the threat that cybersecurity attacks pose to our internal systems and sensitive patient information. Our employees are required to complete Security Awareness training on an annual basis, and they are periodically tested and assessed on their Security Awareness competency. We also performed a simulated data breach attack exercise in 2023 in order to test our processes and policies and improve our preparedness. We continuously monitor threats and have implemented real-time alerting, reporting and mitigation for security issues. In addition, we have a layered, overlapping suite of technologies to provide enhanced security at critical entry points. We are constantly aiming to improve our approach to cyber security issues and are developing new methods to mitigate risks.

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STOCKHOLDER ENGAGEMENT

Summary

We are committed to regular engagement with our stockholders so we can understand their views and receive input on matters related to performance, corporate governance, environmental and social impacts, executive compensation, and other topics. In addition to our stockholder outreach, we also communicate with stockholders at our annual meeting, and we have an active investor relations department.

• We publish our proxy statement and annual report
• We continue our discussion with our stockholders, as warranted
• We conduct our annual meeting
• We assess how our largest stockholders voted on our proposals at our annual meeting
Spring
Summer
Winter
Fall
• We assess governance best practices
• We update our annual governance framework and policies
• The Board conducts our annual self-assessment
• We conduct our stockholder engagement
Annual Engagement Cycle
1. Reach out to Stockholders
2. Solicit Feedback
3. Consider Feedback for Company Programs

2023 Stockholder Outreach

In the fall of 2023, we requested meetings with our top 20 institutional stockholders that represent 70% of our institutionally held common stock to discuss corporate governance topics; these meeting requests and subsequent meetings occur annually. The goal of our stockholder engagement program is to meet with a broad base of stockholders to discuss performance, corporate governance, environmental and social impacts, executive compensation, and other matters of importance. This program enables us to have discussions with our stockholders in order to mature our corporate governance practices.

2023 Annual Meeting Vote Results

At our 2023 annual meeting, approximately 63% (or higher) of votes cast were in favor of our Board nominees. Also at our 2023 annual meeting, approximately 86% of our stockholders who voted on the advisory say-on-pay proposal approved the Company’s 2022 executive compensation. We believe that this voting result reflects stockholder support for our executive compensation decisions.

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2023 Investor Relations

We rely on a variety of regular and special disclosure documents and investor relations activities to ensure that our stockholders understand our performance, our potential, our governance policies, and compensation practices. We routinely engage with our stockholders to discuss our business, performance, and strategy. These discussions sometimes also cover Board composition, governance policies and executive compensation. Our investor relations program includes: institutional investor targeting and outreach; frequent communications via quarter earnings calls and press releases regarding clinical trial developments, financial and business results, and other material matters; participation in industry conferences arranged by investment banks; one-on-one and group meetings in connection with conferences, roadshows or otherwise; non-deal roadshows; Company-sponsored investor events; routine phone and email interaction with current and potential stockholders, analysts, and banks; and market analyses. Our investor website is a regularly updated repository of investor relations material, including press releases, links to SEC filings, investor presentations, relevant publications, and governance documents, including all committee charters and our governance guidelines. See www.g1therapeutics.com.

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COMPENSATION NARRATIVE

2023 Named Executive Officers

In this Compensation Discussion and Analysis, we describe the actions taken by the Compensation Committee with respect to compensation awarded or paid to our named executive officers for fiscal 2023 and the policies and principles underlying these decisions. For 2023, the following individuals were our named executive officers:

Name	Position(s) with the Company

John E. Bailey, Jr.	Chief Executive Officer, President and Director

Mark Avagliano	Chief Business Officer

Rajesh K. Malik, M.D.	Chief Medical Officer

Executive Summary

In 2023, we continued to pursue our priorities of driving COSELA sales growth, executing on our clinical programs, and efficiently extending capital. As such, our annual performance measures are focused on actions over which we are able to exercise control, such as achieving particular development milestones, successfully commercializing COSELA (trilaciclib), managing our annual budget, and other operational activities. In 2023, we met the majority of our 2023 corporate goals. We made progress in our business strategy by establishing COSELA as the standard of care for ES-SCLC in the United States, maximizing long-term value of trilaciclib by executing our development plan across TNBC treatment settings and in ADC combinations, and managing capital efficiently to fully fund operations. Despite the impact of a prolonged platinum-based chemotherapy shortage, our commercial efforts grew the market for COSELA in extensive stage small cell lung cancer. Finally, we managed our finances well and ended the 2023 year with a cash runway into 2025. As described in more detail below, based on the Compensation Committee’s evaluation and recommendation, the Board of Directors determined that we achieved our 2023 corporate performance goals at approximately the 81% level. We underperformed in execution of commercialization of COSELA due in part to the impact of a prolonged platinum-based chemotherapy shortage. The resulting total 2023 compensation for our executive officers aligned with our pay-for-performance philosophy.

Non-Binding Advisory “Say-on-Pay” Vote

At our 2023 annual stockholder meeting, our stockholders approved, on an advisory basis, the compensation of our named executive officers for fiscal year 2022 with approximately 86% of the votes cast voting in favor of the proposal. Although the vote is non-binding, the Compensation Committee considered the results of the vote in its review of our executive compensation program. Based on the level of stockholder support and the Compensation Committee’s assessment of the efficacy and appropriateness of our executive compensation program, the Compensation Committee continued with our effective executive compensation program in 2023. The Compensation Committee will consider the outcome of the Company’s say-on-pay vote when making future compensation decisions for the Company’s named executive officers.

In addition, at our 2019 annual meeting, the Company’s stockholders voted for an advisory vote on named executive officer compensation to be held annually, consistent with the recommendation of the Company’s Board of Directors. In response to the voting results and other factors, the Company’s Board of Directors determined, in accordance with the recommendation of the Compensation Committee, that the Company will hold an advisory vote on named executive officer compensation each year. We believe strongly that our executive pay program aligns with market best practices and reflects our pay-for-performance strategy, and we recognize that this vote presents another opportunity for us to further engage with our stockholders on important matters.

Compensation Philosophy

Our compensation philosophy is focused on aligning pay and performance. We designed our executive compensation program to motivate, attract and retain a highly skilled team of executives and to appropriately reward them for their contributions to our business, while also aligning their long-term interests with those of our stockholders. We targeted our base salaries to be competitive for similar positions, we offered bonus potential based on achievement of annual corporate goals and, in the case of officers other than our Chief Executive Officer, individual goals and we granted option awards and restricted stock units (“RSUs”) to align our executives’ long-term interests with the interests of our stockholders. The framework we employ for measuring and rewarding short-term performance consists of a combination of strategic, financial and operational performance goals, taking into consideration each individual executive’s contributions to the achievement of those goals. A significant portion of each executive’s compensation is variable and tied to the long-term performance of our common stock through grants of stock options and RSUs that vest over time and imposition of meaningful stock ownership guidelines. We consider stock options and RSUs to be performance-based compensation because their

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value increases if the market price of our common stock increases over time. In January 2023, we issued Performance-Based Stock Units (“PSUs”) to all executives as an additional performance-based compensation tied to Company performance over time. Beginning in 2024 and going forward, PSUs will be part of the long-term equity mix solely for our Chief Executive Officer. To maintain pay at competitive levels, the Compensation Committee’s general philosophy is to target base salaries and total direct compensation (base salaries, target annual incentives, and grant-date or market value, as applicable, of long-term incentives) at levels that approximate the 50th percentile of the market for each position, based on our peer company compensation data, with actual total compensation higher (up to the 75th percentile) or lower based on position, experience, performance, and expertise. For retention purposes, in May 2023, we issued additional equity to all employees, including our executive officers.

Compensation and Governance Practice

We believe in having strong governance practices that reinforce our executive compensation program, including the following:

Overview of Executive Compensation Process

To achieve our objectives, the Compensation Committee evaluates our executive compensation program annually and takes into consideration comparable pay at our peer companies and within the broader market, as well as the job scope, responsibilities, capabilities and individual performance and experience of each executive. We award equity compensation primarily in the form of stock options, restricted stock units (“RSUs”), and performance-based stock units, all of which vest over time, which we believe aligns the interests of our executives with the interests of our stockholders by allowing them to participate in our longer-term success as reflected in the appreciation of our stock price and helps to retain our executives. When determining compensation, the Compensation Committee considers, among other factors, the allocation between long and current compensation, cash and non-cash compensation, prior awards, and potential change-in-control or severance payments.

Role of the Compensation Committee

The Compensation Committee is responsible for establishing and overseeing the executive compensation program, which includes, but is not limited to, setting executive pay opportunities, reviewing Company and individual performance and determining and approving final pay outcomes for our named executive officers on an annual basis. As part of this process, it evaluates:

●	Each executive officer’s role and responsibilities, and performance in his or her role;
●	Key historical Company performance metrics and forward-looking projections; and
●	Compensation practices of the companies in our peer group and broader market data, where appropriate.

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The Compensation Committee is also responsible for recommending grants of equity awards under our stock incentive plans to the Board of Directors for approval. Other responsibilities include, but are not limited to, reviewing and approving employment agreements; designing the annual cash bonus program; reviewing whether compensation programs encourage excessive risk-taking; and reviewing non-executive director compensation.

Role of our Chief Executive Officer

Our Chief Executive Officer regularly meets with the Compensation Committee to discuss compensation-related matters and to provide his evaluation of the performance of our executive officers other than himself. Our Chief Executive Officer does not participate in Compensation Committee discussions related to his compensation or the evaluation of his performance.

Role of Compensation Consultant

The Compensation Committee has the sole authority to retain, at our expense, one or more third-party compensation consultants to assist the Compensation Committee in performing its responsibilities. The Compensation Committee has engaged Radford, Aon’s Human Capital Solutions Practice, a division of Aon plc (“Aon”) as its independent compensation consultant. Aon assists the Compensation Committee in the development of a list of our peer companies and collects, analyzes, and compares compensation data of such peer companies to the levels and components of our executive compensation program. Each year, using the peer group data provided by Aon as one of multiple reference points, the Compensation Committee determines the overall compensation of our named executive officers with a philosophy of setting base salaries and total direct compensation for our executive officers, at approximately the 50th percentile of our peer group. The Compensation Committee evaluates and considers compensation data from our peer companies for each element of compensation to ensure the competitiveness of the compensation packages we provide to our executive officers.

After consideration of the independence assessment factors provided under the listing rules of Nasdaq and the standards under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Compensation Committee reviewed Aon’s independence and concluded that it is an independent advisor to the Company and that the work it performed during fiscal 2023 did not raise any conflicts of interest.

Market Benchmarks and Competitive Analysis

Each year, the Compensation Committee considers a variety of factors in assessing the competitiveness of our executive compensation program and the individual compensation of each of our executive officers. These factors include our performance against our internal strategic, operational and financial corporate goals, the mix of short-term cash and long-term equity compensation we provide, the full mix of benefits offered, and a thorough review of compensation paid at peer companies compared to the compensation we pay to our named executive officers.

Consideration of Compensation Risk

Equity compensation represents the largest at-risk component of compensation arrangements for our executive officers, including named executive officers. We believe that it is appropriate to align the interests of our executive officers, including our named executive officers, with those of our stockholders to achieve and sustain long-term stock price growth. We use stock options and RSUs to compensate our executive officers, including named executive officers, in the form of initial grants in connection with the commencement of employment, and we generally grant stock options and RSUs on an annual basis thereafter. In 2023, we granted Performance Stock Units (“PSUs”) to our executive officers, including our named executive officers, and in 2024, we issued PSUs to our Chief Executive Officer. Any stock options granted to our executive officers will have an exercise price equal to the closing price of our common stock as reported on the Nasdaq Global Select Market on the date of grant, will have time-based vesting over a multi-year period and will expire ten years after the date of grant. The annual and initial stock options granted to executive officers upon the commencement of their employment vest as to 25% of the shares underlying the option on the first anniversary of the grant date and as to an additional 1/48th of the shares underlying the option monthly thereafter, except for our chief executive officer, whose initial stock options vest as to one-third (1/3rd) of the shares on the first anniversary of the grant date and as to an additional one twelfth (1/12th) of the shares quarterly. Except for retention RSU grants, the annual RSUs we grant to our executive officers vest as to 25% of the shares on the first anniversary of the grant date and semi-annually thereafter, until the fourth anniversary of such date. The initial RSUs granted to our chief executive officer vest as to one-third (1/3rd) of the total number of such RSUs on each of the first, second and third anniversaries of the grant date and the initial RSUs granted to our Chief Financial Officer and General Counsel in 2023 vest as to 25% of the total number of such RSUs on each of the first, second, third and fourth anniversaries of the grant date. In May 2023, we issued retention grants to all employees, including our executive officers which vest 50% on the first and second anniversaries of the grant date. In March 2024, we issued retention grants to certain our executive officers which vest 50% on the first and second anniversaries of the grant date. In January 2023, we issued PSUs to executives to enhance our pay for performance culture and were based on product development and product revenue goals with varying annual vesting targets. In 2024, PSUs based on product development and product revenue goals were issued to our Chief Executive Officer.

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Except in the case of death or disability, vesting and exercise rights for any equity granted to executive officers cease shortly after termination of employment. In specified termination and change in control circumstances, equity awards held by our named executive officers are subject to accelerated vesting. See “Potential Payments upon Termination or Change in Control” below for further information.

Peer Group

In September 2022, the Compensation Committee decided, after a full evaluation and comprehensive review, to update the peer group for 2023 incentive compensation and base salary assessments. The Compensation Committee determined our peer companies for the 2023 fiscal year taking into consideration information provided by Aon.

In determining our 2023 peer group companies, the Compensation Committee, with the assistance and data provided by Aon, selected publicly-traded companies that generally had the following characteristics similar to our Company:

The Compensation Committee views the 2023 peer group to be companies with which we compete for executive talent, or which are broadly similar to us based on the characteristics listed above. The following table presents the 2023 peer group:

● 2seventy bio, Inc.*	● ChemoCentryx, Inc.	● Reata Pharmaceuticals, Inc.
● Agenus Inc.*	● Deciphera Pharmaceuticals, Inc.	● Rhythm Pharmaceuticals, Inc.*
● AnaptysBio, Inc.*	● Esperion Therapeutics, Inc.	● Rigel Pharmaceuticals, Inc.*
● Arcus Biosciences, Inc.*	● ImmunoGen Inc.	● TG Therapeutics, Inc.
● Atara Biotheraputics, Inc.*	● Iovance Biotherapeutics, Inc.	● UroGen Pharma, Inc.
● AVEO Pharmaceuticals, Inc.*^	● Karyopharm Therapeutics Inc.	● Y-mAbs Therapeutics, Inc.
● BeyondSpring Inc.	● MacroGenics, Inc.

*New for 2023 peer group

^not included in the December 2022 compensation analysis of 2023 compensation due to acquisition

We believe that the compensation practices of our 2023 peer group provided us with appropriate compensation benchmarks for evaluating the compensation of our named executed officers during 2023.

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Elements of Compensation

The Compensation Committee seeks to ensure that our compensation program is aligned with the interests of our stockholders and our business goals and that the total compensation paid to each of our named executive officers is competitive, fair and reasonable. Key elements of our compensation program include the following:

Compensation Element	Purpose	Features

Base salary	To attract, retain and motivate superior executive talent.	Fixed component of pay to provide financial predictability and stability, based on capabilities, responsibilities, experience, past contributions, and peer company data.

Annual Cash Bonus Program	To provide incentives that reward the achievement of performance goals that directly correlate to the enhancement of stockholder value.

Variable component of pay based on annual quantitative and qualitative achievement of corporate goals and, in the case of named executive officers, other than our Chief Executive Officer, the achievement of individual performance goals.

Equity incentive compensation	To align the executives’ interests with those of stockholders through long-term incentives linked to specific performance.	Long-term compensation in the form of stock options, restricted stock units, and performance stock units which seeks to align executive and stockholder interests.

In addition to these pay elements, our named executive officers are eligible to receive broad-based benefits that are available to our employees generally and to receive severance benefits on certain terminations of employment.

We reward our executives in a manner that reinforces our pay-for-performance philosophy and culture to cultivate our future success. Consistent with our pay-for-performance philosophy and our 2023 performance, total compensation (base salary, target annual performance-based cash incentives and equity incentive awards) our named executive officers received in 2023 reflected our compensation philosophy.

The following is a discussion of the primary elements of compensation for each of our named executive officers.

Base Salary

The 2023 annual base salaries for our named executive officers approved by the Compensation Committee were:

Name	2022 Base Salary ($)	2023 Base Salary ($)	% Change

John E. Bailey, Jr.	$764,400	$794,976	4%

Mark Avagliano	465,005	483,605	4%

Rajesh K. Malik, M.D.	457,470	480,344	5%

Annually our Compensation Committee reviews and adjusts base salaries of our executive officers, including named executive officers, to take into account inflation, market movement, promotions, increased responsibility and performance. Base salaries are not automatically increased. The Compensation Committee assesses salaries at the time of hiring, promotion or other change in responsibilities. In establishing and adjusting executive salaries, the Compensation Committee considers information regarding base salaries paid by our peer group companies, other data from Aon, the individual performance, position and tenure of the executive officer and internal comparability.

In considering the succession plans for our chief executive officer role in September 2020, the Compensation Committee targeted a base salary range for 2021 at approximately the 75th percentile of our peer group in order to attract and retain a chief

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executive officer with the necessary commercial launch and leadership experience to lead our Company. In January 2023, the Compensation Committee reviewed and adjusted the base salaries of our executive officers, including our named executive officers, for 2023. In determining base salary adjustments, the Compensation Committee considered a number of factors, including peer group market data, the competitive market for executive talent in our industry and the geographic regions in which we operate, individual named executive officer responsibilities within the Company. Based on this review, the Compensation Committee determined that the named executive officers should receive increases of 4% with the exception of Dr. Malik who the Compensation Committee determined should receive an increase of approximately 5% to align his base salary with the 50th percentile of the base salaries of executives in similar positions at our peer group companies. In March 2024, in connection with certain cost management efforts, the Compensation Committee approved amended employment agreements (the “Amendments”) with each member of our executive team, including our named executive officers, to, among other things, temporarily reduce their base salaries by ten percent (10%) (the “Temporary Salary Reduction”). The Temporary Salary Reduction will remain in effect through March 2025 unless reinstated earlier by the Board.

Annual Cash Bonus Program

We provide our executive officers, including the named executive officers, with the opportunity to earn cash bonuses to encourage the achievement of key strategic, operational, and financial goals during the applicable year. Our annual cash bonus program is administered by the Compensation Committee. Annual cash bonuses paid to each of our named executive officers, other than our Chief Executive Officer, are pre-determined by the Compensation Committee, based primarily on the achievement of our corporate goals as determined by the Compensation Committee, the establishment of a total cash bonus pool, and subject to adjustment for individual performance as recommended by our Chief Executive Officer. For each of our executive officers other than the Chief Executive Officer, 20% of the cash bonus is based on individual performance and 80% on achievement of our corporate goals. The cash bonus paid to our Chief Executive Officer is determined solely based on our achievement of corporate goals as determined by the Compensation Committee in line with the total cash bonus pool, without an individual performance component. The Compensation Committee may, consistent with our stated compensation philosophy and objectives, pay bonuses above or below the target amount determined based on the achievement of our corporate goals, or may decide to not award annual bonuses at all, notwithstanding the achievement of particular goals or individual contributions. Payment of the annual cash bonus to all of our named executive officers is conditioned on the executive remaining employed by us or providing services to us at the time the bonus is actually paid.

For fiscal 2023, the target annual bonus opportunities for our named executive officers are as set forth in the table below. The 2023 target annual bonus opportunity for each named executive officer was established by our Board of Directors in December 2022.

Name	2023 Target Opportunity (as a % of base salary)

John E. Bailey, Jr.	60%

Mark Avagliano	40%

Rajesh K. Malik, M.D.	40%

2023 Corporate Goals

The corporate goals are comprised of key strategic, operational, and financial goals relating to product commercialization, clinical development, research, strategic planning, business development and the achievement of financial objectives. The initial 2023 corporate goals were recommended by the Compensation Committee and adopted by the Board of Directors. Due to shifting priorities following discontinuation of the phase 3 trilaciclib colorectal cancer trial in February 2023, the Board of Directors adopted new 2023 corporate goals and communicated them to the executive officers in June 2023 with the understanding that their performance would be measured against the achievement of the updated goals. The annual bonuses for fiscal 2023 were based on our performance relative to the achievement of the following updated 2023 corporate goals, weighted as noted:

Category	Corporate Goals	Weight

Commercialization	● Meet or exceed sales target of COSELA® (trilaciclib)	50%

Life Cycle Management	● Complete study enrollment and achieve targeted data readout timelines in trilaciclib clinical trials in various tumor types	25%

Portfolio Expansion	● Consider growth opportunities, including portfolio expansion and licensing opportunities	15%

Financial Objectives	● Manage to 2023 budget	10%

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2023 Company Performance

The following represent the achievement of the Company’s 2023 corporate goals:

Commercialization of COSELA® (trilaciclib)

●	Continued commercialization of COSELA for extensive-stage small cell lung cancer in the United States
●	COSELA recommended as myeloid supportive agent in updated ASCO small cell lung cancer clinical practice guidelines
●	Presented real world data indicating that COSELA lowers the rate of hospitalization and cytopenia events and may improve survival
●	Achieved $46.3M in net revenue in 2023, representing 48% year over year growth, despite impact of multi-quarter platinum-based chemotherapy shortage

Execute on Life Cycle Management

●	Completed enrollment in Phase 2 TNBC trial of trilaciclib in combination with a TROP2 antibody-drug conjugate (ADC)
●	Provided Phase 2 results confirming the benefit of trilaciclib in reducing adverse events related to a TROP2 ADC
●	Concluded signal-finding Phase 2 bladder cancer trial of trilaciclib in combination with a checkpoint inhibitor after observing overall survival (OS) trend favoring trilaciclib in maintenance phase
●	Presented new post hoc analyses suggesting improved OS in patients with triple negative breast cancer when trilaciclib is administered prior to subsequent anticancer therapies

Portfolio Expansion

●	Evaluated multiple external product opportunities for future in-licensing
●	Conducted screening exercises to identify target list of complementary/synergistic opportunities
●	Engaged companies in exploratory conversations for future partnering efforts
●	Initiated early discovery work to pursue next-generation assets

Financial Objectives

●	Amended license agreement with Simcere and received payment of $30M in exchange for relief of future royalty payments
●	Amended covenants of loan agreement with Hercules Capital in conjunction with $25M pay down of loan providing further financial flexibility
●	Successfully managed capital and reduced 2023 Operating Expenses by 35% compared to 2022
●	Ended 2023 with cash runway into 2025

2023 Bonus Payouts

In December 2023, the Compensation Committee met and evaluated our performance against the 2023 pre-established corporate goals and determined that the Company met a majority of such goals. As a result, the Compensation Committee authorized the funding of bonuses, based on the above factors, including commercialization of COSELA® (achieved at a weighting of 36.25% due to the nationwide platinum chemotherapy shortage), the advancement of our clinical programs (achieved at a weighting of 25%), the successful achievement of our financial goals (achieved at a weighting of 10%), our portfolio expansion planning (achieved at a weighting of 10%) and the overall performance of the Company in view of changing market conditions. After considering such factors, the Compensation Committee recommended, and our Board of Directors determined, that the executive team achieved our 2023 corporate performance goals at approximately 81% for purposes of our annual cash bonus program.

Our Chief Executive Officer’s performance for 2023 was based solely on the achievement of 2023 corporate goals. As a result, the Compensation Committee approved an annual bonus for Mr. Bailey at approximately 81% of his target bonus, or 48.8% of his annual base salary.

For our executives other than Mr. Bailey, the Compensation Committee approved a total bonus pool of approximately 81% of the combined bonus targets for all executives, including our named executive officers. Mr. Bailey evaluated the individual performance of each of our executives and recommended to the Compensation Committee specific bonuses to be awarded to each executive, including each named executive officer other than himself, within the total bonus pool based on a combination of individual performance and the collective performance against our pre-established corporate goals.

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Individual performance for our named executive officers was based on a combination of departmental achievements, leadership achievements and execution of pre-established individual goals. Significant individual achievements of our named executive officers, other than Mr. Bailey, in 2023 are as follows:

Name	Significant Individual Achievements

Mark Avagliano	• Led corporate strategic planning process and portfolio prioritization • Managed strategic relationships with licensing partners

Rajesh K. Malik, M.D.	• Led the clinical and regulatory strategy for trilaciclib development program

Based on the 2023 performance against corporate goals and the individual accomplishments by each of the named executive officers in 2022, the Compensation Committee approved and recommended to our Board of Directors and our Board of Directors determined the following annual cash bonuses for 2023:

Name	Target Bonus (% of Base Salary)	Percent of Target Awarded	Bonus Awarded (% of Base Salary)	Bonus Awarded ($)

John E. Bailey, Jr.	60%	81.25%	48.8%	387,551

Mark Avagliano	40%	81.25%	35.2%	170,229

Rajesh K. Malik, M.D.	40%	81.25%	34.0%	163,317

Long-Term Incentives

We grant long-term incentives generally in the form of stock option grants and restricted stock units under our (i) 2017 Employee, Director and Consultant Equity Incentive Plan, as amended (the “2017 Plan”), and/or (ii) Amended and Restated 2021 Inducement Equity Incentive Plan (the “2021 Plan,” together with the 2017 Plan, the “Equity Incentive Plans”). We generally grant equity awards under the 2017 Plan on an annual basis as part of annual performance reviews of our employees. We also grant stock options and restricted stock units to new employees, including our executive officers, in connection with their initial employment with us or as inducement material to them entering into employment with the Company.

We award stock options and restricted stock units to deliver long-term incentive compensation because they directly align executive compensation with the creation of stockholder value, and the ultimate value received from equity grants depends on stock price appreciation after the grant date. Equity grants also encourage retention through time-based vesting. Stock option awards to new employees generally vest as to 25% of the shares subject to the option on the first anniversary of the grant date and in equal monthly installments over the following three years and are generally subject to continued employment. The exercise price of all stock options is equal to the fair market value of our common stock on the grant date, measured as the closing price of our common stock on such date as reported by Nasdaq. Awards of restricted stock units to employees generally vest over four years with 25% vesting on the first anniversary of the grant date and semi-annually thereafter.

In establishing annual long-term incentive award levels for our named executive officers other than our Chief Executive Officer, and in formulating a recommendation to the Board of Directors on the long-term incentive award to be granted to our Chief Executive Officer, the Compensation Committee evaluates long-term incentives awarded to executives holding comparable positions at our peer companies. The Compensation Committee and Board of Directors also evaluate overall Company performance over the fiscal year prior to which the awards are granted, including commercialization activities, the advancement of our clinical programs, the successful achievement of our financial goals, and the development of our organizational capabilities.

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At the November 30, 2023, Compensation Committee meeting, after a review of and in connection with their contributions to the Company based on their 2023 performance, the following named executive officers received annual long-term incentive awards on January 3, 2024, with the options having an exercise price of $2.97:

Name	Stock Options Awarded (#)	Restricted Stock Units Awarded (#)	Performance-Based Restricted Stock Units Awarded (#)

John E. Bailey, Jr.	201,300	100,700	100,700

Mark Avagliano	89,400	44,760	—

Rajesh K. Malik, M.D.	74,500	37,300	—

Additional detail regarding each of the foregoing awards can be found in the “Outstanding Equity Awards at 2023 Fiscal Year-End” table elsewhere in this proxy statement.

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Other Compensation Policies and Practices

Employment Agreements

We have entered into employment agreements with each of our named executive officers that provide for initial base salaries, eligibility to receive annual bonuses, and payments and benefits in connection with certain terminations of employment, including in connection with a Change in Control. We believe that change in control arrangements provide our executives with security that will likely reduce any reluctance they may have to pursue a change in control transaction that could be in the best interests of our stockholders. We also believe that reasonable severance and change in control benefits are necessary to attract and retain high-quality executive officers. These agreements are discussed in more detail below under “Compensation of Named Executive Officers” in subsections “Narrative Disclosure to Summary Compensation Table” and “Potential Payments upon Termination or Change in Control.”

Benefits

Our executive officers receive broad-based benefits that are provided to all employees, including medical insurance, dental insurance, vision insurance, group life insurance, accidental death and dismemberment insurance, long- and short-term disability insurance, flexible spending accounts and matching contributions under our 401(k) plan. Our executive officers are eligible to participate in all of our employee benefit plans on the same basis as our other employees.

Perquisites

The Compensation Committee believes that perquisites should not constitute a significant part of our executive compensation program, but does provide certain perquisites, such as relocation benefits, to our employees, including executive officers, on an individual basis as deemed appropriate and reasonable by the Compensation Committee. In 2023, the Compensation Committee determined that the cost of providing such perquisites is reasonable and represents a small percentage of the executives’ overall compensation packages.

Share Ownership Guidelines for Executive Officers

Under our stock ownership guidelines established by our Compensation Committee, our executive officers are expected to own shares of our stock with a value equal to at least a designation multiple of base salary. Our Chief Executive Officer is required to hold equity of the Company that has a fair market value equal to three (3) times his base salary; executive officers (other than the Chief Executive Officer) are required to hold equity of the Company that has a fair market value equal to one (1) time his or her base salary. Our stock ownership guidelines are designed to increase each executive officer’s ownership stake in the Company and align their interests with the interests of our stockholders.

For purposes of the stock ownership guidelines, shares are treated as owned if they are (i) owned directly, including those acquired through open market purchases; (ii) owned jointly with or separately by the executive officer’s spouse; (iii) held in trust for the benefit of the executive officer, the executive officer’s spouse and/or the executive officer’s children; and (iv) held through the executive officer’s account under our retirement plans, or if they are underlying unvested time-based restricted stock unit awards or unvested time-based restricted stock awards. Shares are not counted as owned for purposes of our stock ownership guidelines if they are underlying any unvested performance shares or other performance-based awards or underlying any stock option award, whether or not vested. Executive officers covered by these guidelines must meet the required stock ownership within five (5) years after the later of (i) the commencement of the individual’s role as executive officer, or (ii) December 2022. Until such required stock ownership guidelines are met, an executive officer subject to the guidelines is required to retain ownership of at least 50% of the shares acquired on vesting of restricted stock units or on exercise of stock options, provided, however, that such individual may sell shares (i) acquired by exercising stock options for the limited purposes of paying the exercise price of the stock option and any applicable tax liability, or (ii) on vesting of other equity incentive awards for the limited purpose of paying any applicable tax liability. The Compensation Committee annually reviews these guidelines and oversees compliance.

Clawback Policy

In December 2022, our Board adopted a clawback policy, which was amended and restated effective December 1, 2023, as required by SEC rules and the corresponding listing standards of the Nasdaq Stock Exchange. The clawback policy generally provides that we will seek to recover, in the event of a required accounting restatement, excess incentive compensation received by covered officers where that compensation is based on erroneously reported financial information, regardless of fault or misconduct.

Anti-Hedging and Pledging Policy

We do not allow any of our executive officers or our directors, to enter into any hedging-type transactions with respect to our stock or to pledge our stock.

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Tax Deductibility and Accounting Considerations

The Compensation Committee considers tax and accounting implications in its executive compensation determinations, although in some cases, other important considerations may outweigh tax or accounting considerations, and the Compensation Committee maintains the flexibility to compensate its executive officers in accordance with the Company’s compensation philosophy.

Under Section 162(m) of the Internal Revenue Code, the Company will generally not be entitled to a tax deduction for individual compensation paid to certain executive officers in any taxable year in excess of $1 million, the Compensation Committee will continue to consider the potential impact of the application of Section 162(m) on compensation for the Company’s executive officers and reserves the right to provide compensation to executive officers that may not be tax-deductible, as well as the right to modify compensation that was initially intended to qualify as “performance-based” compensation, if it believes that taking any such action is in the best interests of the Company and its stockholders.

If accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

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COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table presents summary information regarding the compensation awarded to, earned by, or paid to each of our named executive officers for services rendered to us in all capacities for the fiscal years ended December 31, 2023 and 2022, if the named executive officer was an executive officer in that fiscal year.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-equity incentive plan compensation ($)(2)	Restricted Stock Units Awards ($)(1)	Performance Based Restricted Stock Units Awards ($)(1)	All Other Compensation ($)(3)	Total($)

John E. Bailey, Jr.	2023	794,976	666,209	387,551	929,611	462,411	9,900	3,250,658

Chief Executive Officer and President	2022	764,400	1,464,040	286,650	491,740	—	9,150	3,015,980

Mark Avagliano	2023	483,604	169,533	170,229	220,238	118,038	9,900	1,171,543

Chief Business Officer	2022	465,005	380,207	154,382	128,280	—	9,150	1,137,024

Rajesh K. Malik, M.D.	2023	480,343	147,262	163,317	204,767	102,567	9,900	1,108,156

Chief Medical Officer	2022	457,500	380,207	146,390	128,280	—	9,150	1,121,497

(1)

These amounts represent the aggregate grant date fair value for awards granted during our fiscal years ended December 31, 2023 and December 31, 2022, computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 9 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

(2)	The amounts in this column reflect payments under our annual cash bonus program in accordance with the terms of our executives’ employment agreements based upon satisfaction of performance goals.
(3)

The amounts in this column represent matching contributions made to each executive under our 401(k) plan. Our matching contribution is equal to 50% of the employee’s deferrals under the plan up to 6% of the employee’s compensation.

Narrative Disclosure to Summary Compensation Table

We have entered into executive employment agreements with each of our named executive officers in connection with their employment with us, the material terms of which are described below. These executive employment agreements provide for “at will” employment and obligate each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and to assign to us any inventions conceived or developed during the course of employment. Payments and benefits that may be payable in connection with terminations of employment in certain circumstances are described in more detail under “Potential Payments upon Termination or Change in Control.”

John E. Bailey, Jr. We entered into an executive employment agreement with Mr. Bailey with respect to his service as Chief Executive Officer on September 29, 2020. Under the terms of the agreement, Mr. Bailey is entitled to an initial annual base salary of $735,000 and his 2023 base salary was $794,976. Mr. Bailey was eligible to receive an initial annual bonus of up to 50% of his then-current base salary based on achievement of certain individual and corporate targets in the sole discretion of our Board of Directors and his 2023 target annual bonus was 60% of his 2023 base salary. As discussed above, on March 21, 2024, we entered into an amended employment agreement with Mr. Bailey due in part to the Company’s cost management efforts. Pursuant to the terms of his new agreement and in connection with the Temporary Salary Reduction, among other things, Mr. Bailey’s base salary was reduced to $744,097.54. Mr. Bailey will continue to be eligible for an annual cash bonus with a target bonus based on his current target bonus percentage and with the amount of the annual bonus for 2024 based on his base salary as of December 31, 2024.

Mark Avagliano. We entered into an executive employment agreement with Mr. Avagliano with respect to his service as Chief Business Officer on July 29, 2019. Under the terms of the agreement, Mr. Avagliano is entitled to an initial annual base salary of $425,000 and his 2023 base salary was $483,604. Mr. Avagliano was eligible to receive an initial annual bonus of up to 35% of his then-current base salary based on achievement of certain individual and corporate targets in the sole discretion of our Board of Directors and his 2023 target annual bonus is 40% of his 2023 base salary. The agreement also provided for reimbursement of certain of Mr. Avagliano’s relocation expenses in an amount of up to $100,000. As discussed above, on March 21, 2024, we entered into an amended employment agreement with Mr. Avagliano due in part to the Company’s cost management efforts. Pursuant to the terms of his new agreement and in connection with the Temporary Salary Reduction, among other things, Mr. Avagliano’s base salary was

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reduced to $452,654.27. Mr. Avagliano will continue to be eligible for an annual cash bonus with a target bonus based on his current target bonus percentage and with the amount of the annual bonus for 2024 based on his base salary as of December 31, 2024.

Rajesh K. Malik, M.D. We entered into an executive employment agreement with Dr. Malik with respect to his service as Chief Medical Officer on July 1, 2014, which was subsequently amended on May 5, 2017 and June 12, 2019. Under the terms of the agreement, as amended, Dr. Malik is entitled to an initial annual base salary of $375,000 and his 2023 base salary was $480,343. Dr. Malik was eligible to receive an initial annual bonus of up to 35% of his then-current base salary based on achievement of certain individual and corporate targets in the sole discretion of our Board of Directors and his 2023 target annual bonus is 40% of his 2023 base salary. As discussed above, on March 21, 2024, we entered into an amended employment agreement with Dr. Malik due in part to the Company’s cost management efforts. Pursuant to the terms of his new agreement and in connection with the Temporary Salary Reduction, among other things, Dr. Malik’s base salary was reduced to $458,247.70. Dr. Malik will continue to be eligible for an annual cash bonus with a target bonus based on his current target bonus percentage and with the amount of the annual bonus for 2024 based on his base salary as of December 31, 2024.

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table shows grants of stock options and unvested restricted stock units outstanding on the last day of fiscal 2023 held by each of the executive officers named in the Summary Compensation Table.

		Option Awards (1)				Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Unvested Restricted Stock Units (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards (PSUs): Number of Unearned Restricted Stock Units That Have Not Vested (#)	Equity Incentive Plan Awards (PSUs): Market or Payout Value of Unearned Restricted Stock Units That Have Not Vested ($) (3)

John E. Bailey, Jr.	3/12/2020	40,000 (4)	—	12.00	3/12/2030	—	—	—	—

	6/11/2020	20,000 (5)	—	17.59	6/11/2030	—	—	—	—

	1/1/2021	320,000 (6)	—	17.99	1/1/2031	71,111 (7)	216,889.00	—	—

	1/3/2022	97,750 (8)	106,250 (8)	10.69	1/3/2032	28,750 (9)	87,688.00	—	—

	1/3/2023	—	161,300 (10)	5.73	1/3/2033	80,700 (11)	246,135.00	80,700 (12)	246,135.00

	5/10/2023	—	—	—	—	160,000 (13)	488,000.00	—	—

Mark Avagliano	7/29/2019	300,000 (14)	—	25.72	7/29/2029	—	—	—	—

	2/6/2020	57,500 (15)	2,500 (15)	21.08	2/6/2030	—	—	—	—

	1/4/2021	42,284 (16)	15,716 (16)	18.07	1/4/2031	4,125 (17)	12,581.00	—	—

	1/3/2022	25,394 (8)	27,606 (8)	10.69	1/3/2032	7,500 (9)	22,875.00	—	—

	1/3/2023	—	41,100 (10)	5.73	1/3/2033	20,600 (11)	62,830.00	20,600 (12)	62,830.00

	5/10/2023	—	—	—	—	35,000 (13)	106,750.00	—	—

Rajesh K. Malik, M.D.	2/27/2015	28,600 (18)	—	0.30	2/27/2025	—	—	—	—

	12/21/2015	57,333 (19)	—	3.72	12/21/2025	—	—	—	—

	5/10/2016	36,924 (20)	—	4.17	5/10/2026	—	—	—	—

	1/2/2018	50,000 (21)	—	20.49	1/2/2028	—	—	—	—

	1/2/2019	60,000 (22)	—	19.56	1/2/2029	—	—	—	—

	2/6/2020	57,500 (15)	2,500 (15)	21.08	2/6/2030	—	—	—	—

	1/4/2021	42,284 (16)	15,716 (16)	18.07	1/4/2031	4,125 (17)	12,581.00	—	—

	1/3/2022	25,394 (8)	27,606 (8)	10.69	1/3/2032	7,500 (9)	22,875.00	—	—

	1/3/2023	—	35,700 (10)	5.73	1/3/2033	17,900 (11)	54,595.00	17,900 (12)	54,595.00

	5/10/2023	—	—	—	—	35,000 (13)	106,750.00	—	—

(1)

Outstanding option awards granted pursuant to (i) our 2011 Equity Incentive Plan, as amended, and our 2017 Employee, Director and Consultant Equity Plan, as amended, or (ii) a stand-alone inducement award plan.

(2)	Outstanding stock awards granted pursuant to (i) our 2017 Employee, Director and Consultant Equity Plan, as amended, or (ii) a stand-alone inducement award plan.
(3)

The values shown equal the number of shares or units multiplied by $3.05, the closing price of our common stock as reported on the Nasdaq Global Select Market on December 29, 2023, the last business day of fiscal year 2023.

(4)	Represents an option to purchase shares of our common stock granted on March 12, 2020. The shares underlying this option vested in their entirety on February 28, 2023.
(5)	Represents an option to purchase shares of our common stock granted on June 11, 2020. The shares underlying this option vested in their entirety on June 11, 2021.
(6)	Represents an option to purchase shares of our common stock granted on January 1, 2021. The shares underlying this option vested in their entirety on December 30, 2023.
(7)	Represents a restricted stock unit award that vests one-third (1/3rd) on each of the first, second and third anniversary of the grant date, subject to continued service.

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(8)

Represents an option to purchase shares of our common stock granted on January 3, 2022. The shares underlying this option vest as follows: subject to continued service, one-fourth (1/4th) vest on January 3, 2023, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares will vest until all of the shares underlying the option are vested.

(9)

Represents a restricted stock unit award that vests as follows: subject to continued service, one-fourth (1/4th) vests on January 3, 2023, with one-sixth (1/6th) of the remaining units vesting semi-annually thereafter on July 4th and January 3rd.

(10)

Represents an option to purchase shares of our common stock granted on January 3, 2023. The shares underlying this option vest as follows: subject to continued service, one-fourth (1/4th) vest on January 3, 2024, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares will vest until all of the shares underlying the option are vested.

(11)

Represents a restricted stock unit award that vests as follows: subject to continued service, one-fourth (1/4th) vests on January 3, 2024, with one-sixth (1/6th) of the remaining units vesting semi-annually thereafter on July 4th and January 3rd.

(12)

Represents a performance based restricted stock unit award that vest, subject to continued service, as goals, of which there are five (two product development goals and three product revenue goals), are met. The shares will not be released until January 31, 2026.

(13)

Represents a restricted stock unit award that vests as follows: subject to continued service, one-half (1⁄2) units vest on May 10, 2024, with the remaining one-half (1⁄2) units vesting the following year on May 10, 2025.

(14)	Represents an option to purchase shares of our common stock granted on July 29, 2019. The shares underlying this option vested in their entirety on July 29, 2023.
(15)

Represents an option to purchase shares of our common stock granted on February 6, 2020. The shares underlying this option vest as follows: subject to continued service, one-fourth (1/4th) vested on February 6, 2021, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares will vest until all of the shares underlying the option are vested.

(16)

Represents an option to purchase shares of our common stock granted on January 4, 2021. The shares underlying this option vest as follows: subject to continued service, one-fourth (1/4th) vested on January 4, 2022, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares will vest until all of the shares underlying the option are vested.

(17)

Represents a restricted stock unit award that vests as follows: subject to continued service, one-fourth (1/4th) vested on January 4, 2022, with one-sixth (1/6th) of the remaining units vesting semi-annually thereafter.

(18)	Represents an option to purchase shares of our common stock granted on February 27, 2015. The shares underlying this option vested in their entirety on February 28, 2019.
(19)	Represents an option to purchase shares of our common stock granted on December 21, 2015. The shares underlying this option vested in their entirety on December 21, 2019.
(20)	Represents an option to purchase shares of our common stock granted on May 10, 2016. The shares underlying this option vested in their entirety on May 10, 2020.
(21)	Represents an option to purchase shares of our common stock granted on January 2, 2018. The shares underlying this option vested in their entirety on January 2, 2022.
(22)	Represents an option to purchase shares of our common stock granted on January 2, 2019. The shares underlying this option vested in their entirety on January 2, 2023.

Potential Payments upon Termination or Change in Control

Pursuant to their employment agreements and equity award agreements with us, each named executive officer is entitled to receive certain benefits upon a qualifying termination of employment and upon certain change in control transactions. Below we describe payments and benefits that are payable upon certain types of termination of employment or a change in control, or that are enhanced based on the circumstances of a termination or change in control. We believe that change in control arrangements provide our executives with security that will likely reduce any reluctance they may have to pursue a change in control transaction that could be in the best interests of our stockholders. We also believe that reasonable severance and change in control benefits are necessary in order to attract and retain high-quality executive officers.

The amount of compensation and benefits payable to each of our named executive officers in various termination of employment and change in control situations, assuming that the triggering event occurred on December 29, 2023, the last business day of fiscal year 2023, has been estimated in the table below. The closing price of our common stock on the Nasdaq Global Select Market on December 29, 2023 was $3.05 per share. The value of acceleration of the unvested stock options was calculated by multiplying the number of unvested option shares subject to vesting acceleration as of December 29, 2023, by the difference between the closing price of our common stock on December 29, 2023 and the exercise price for such unvested option shares. The value of acceleration of the

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unvested RSUs was calculated by multiplying the number of unvested RSUs subject to vesting acceleration as of December 29, 2023, by the closing price of our common stock on December 29, 2023.

	Termination by Company without Cause or by Executive for Good Reason		Benefits Upon a Change in Control		Termination by Company without Cause or by Executive for Good Reason within 12 months Following a Change in Control
Name	Cash and Benefits ($)	Value of Equity Acceleration ($)	Cash and Benefits ($)	Value of Equity Acceleration ($)	Cash and Benefits ($)	Value of Equity Acceleration ($)

John E. Bailey, Jr.	794,976	—	—	152,288	794,976	1,284,846

Mark Avagliano	483,605	—	—	17,728	483,605	267,866

Rajesh K. Malik, M.D.	480,344			17,728	480,344	251,396

Change in Control for equity issued prior to January 2023. The Amendments provide for the vesting of 50% of any unvested equity immediately prior to, and subject to, the consummation of a Change in Control (as defined below). Any remaining unvested equity is subject to double-trigger vesting acceleration, as such unvested equity will immediately vest if the named executive officer’s employment is terminated by the Company without Cause (as defined below) or if the named executive officer resigns with Good Reason (as defined below) within twelve (12) months following a Change in Control.

Change in Control for equity issued beginning in January 2023. Equity awards issued beginning in January 2023 are subject to double-trigger vesting acceleration as set forth in the applicable equity award agreements, as such unvested equity will immediately vest upon (i) the consummation of a Change in Control (as defined below); and (ii) if the named executive officer’s employment is terminated by the Company without Cause (as defined below) or if the named executive officer resigns with Good Reason (as defined below) within twelve (12) months following a Change in Control.

Termination of Employment by Company without Cause or by Employee for Good Reason. The Amendments provide that in the event of a termination without Cause or resignation for Good Reason, contingent upon execution of a general release form, each executive would continue to be entitled to receive an amount equal to such executive’s then-current base salary for a period of twelve (12) months; provided, however, that in the event such termination occurs during the Salary Reduction Period, the executive would be entitled to receive an amount equal to the greater of the executive’s base salary as of January 1, 2024 or the executive’s base salary in effect on the date prior to the notice of termination without Cause or for Good Reason.

Termination of Employment Due to Death or Disability. The employment agreements with our named executive officers do not provide for any severance benefits upon termination of employment due to death or disability.

Termination of Employment by Company with Cause or by Employee without Good Reason. The employment agreements with our named executive officers do not provide for any severance benefits upon termination of employment by us with Cause or by a named executive officer without Good Reason.

Severance Subject to Release of Claims. Our obligation to provide our named executive officers with any severance payments or other benefits under the employment agreements is conditioned on the executive signing an effective release of claims in our favor.

Section 409A. All of the termination provisions are intended to comply with Section 409A of the Internal Revenue Code of 1986 and the regulations thereunder.

Definitions. Certain terms used in this section of the proxy statement are defined below.

Change in Control is defined under the employment agreements with our named executive officers generally as (i) a merger or consolidation of our Company with or into another entity such that our stockholders prior to such transaction do not or are not expected to own a majority of the voting stock of the surviving entity, (ii) the sale or other disposition of all or substantially all of our assets, (iii) the sale or other disposition of greater than 50% of our then-outstanding voting stock by the holders thereof to one or more persons or entities who are not then our stockholders.

Cause is defined in each agreement as the employee’s (i) fraud, embezzlement or misappropriation with respect to our Company, (ii) material breach of fiduciary duties to our Company, (iii) willful or negligent misconduct, (iv) material breach of the employment agreement, (v) willful failure or refusal to perform material duties under the agreement or failure to follow specific lawful instructions of our Company, (vi) conviction or plea of nolo contendere in respect of a felony or misdemeanor involving moral turpitude, (vii) alcohol or substance abuse that has a material adverse effect on the ability to perform duties under the agreement or

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(viii) engagement in a form of discrimination or harassment prohibited by law (including, without limitation, discrimination or harassment based on race, color, religion, sex, national origin, age or disability).

Good Reason is defined in each agreement as (i) a material reduction of base salary except for the Temporary Salary Reduction, (ii) a material diminution of authority, duties or responsibilities (iii) a relocation of the employee’s primary workplace to a location that is more than 50 miles from the location of the employee’s primary workplace as of the date of the agreement or (iv) the Company’s material breach of the agreement.

Pay Ratio Disclosure

As required in Item 402(u) of Regulation S-K, we are required to disclose the ratio of the CEO’s annual total compensation to that of the median-paid employee. Further to this requirement, under Instruction 2 to Item 402(u), the median-paid employee may be identified once every three years if, during a registrant’s last completed fiscal year, there has been no change in its employee population compensation arrangements that it reasonably believes would result in a significant impact to the pay ratio disclosure. The annual total compensation (determined using the requirements for the Summary Compensation Table) consists of salary, bonus, and all other compensation.

During fiscal 2023, our principal executive officer was our President and Chief Executive Officer, John E. Bailey Jr. For 2023, the annual total compensation for Mr. Bailey, as reported in the Summary Compensation Table, was $3,250,658, and the annual total compensation for our median employee was $281,293, resulting in an estimated pay ratio of approximately 12:1. The median employee earned the following: cash compensation (including overtime pay, if applicable) of $222,601; equity of $55,132; plus all other compensation of $3,560.

In accordance with Item 402(u) of Regulation S-K, we identified the median employee as of December 31, 2023, by aggregating for each employee employed on this date (i) base salary or wages actually paid for 2023, (ii) cash incentive compensation for 2023, and (iii) the accounting value of any equity awards granted during 2023. We chose this as our consistently applied compensation measure because we believed it was representative of employee compensation at our Company. We then ranked our employees from lowest to highest using this compensation measure. This calculation was performed for all of our employees who were employed on December 31, 2023, excluding Mr. Bailey. Once we selected the median employee, we calculated this employee’s compensation in the same manner as we calculated Mr. Bailey’s compensation for purposes of the Summary Compensation Table.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain aggregate information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2023.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights (3)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	7,498,647 (2)	$13.93	1,473,163
Equity compensation plans not approved by security holders (4)	1,157,204 (5)	$11.80	911,871
Total	8,605,851	$13.60	2,385,034

(1)	This plan category consists of our 2017 Employee, Director and Consultant Equity Plan and our 2011 Equity Incentive Plan.
(2)	This number includes 5,743,757 outstanding options and 1,754,890 restricted stock units that have been previously granted.
(3)	Weighted average exercise price applies to outstanding options only.
(4)	This plan category consists of our Amended and Restated 2021 Inducement Equity Incentive Plan.
(5)	This number includes 1,030,429 outstanding options and 126,775 restricted stock units that have been previously granted under our Amended and Restated 2021 Inducement Equity Incentive Plan.

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PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation and certain financial performance of our Company. The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how the Company or the Compensation Committee view the link between the Company’s performance and its Named Executive Officers (“NEOs”) pay. For further information about how we align our executive compensation with the Company’s performance, please refer to the section “Compensation Discussion and Analysis” above. We are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act and have elected to provide less extensive disclosure in this proxy statement as permitted under the Exchange Act for “smaller reporting companies,” including for this section - “Pay Versus Performance”.

Pay Versus Performance Table

The table below presents information of the compensation of our Chief Executive Officer and our other NEOs in comparison to certain performance metrics for 2023 and 2022. The metrics are not those that the Compensation Committee uses when setting executive compensation. The use of the term “compensation actually paid” (“CAP”) is required by the SEC’s rules. Neither CAP nor the total amount reported in the Summary Compensation Table reflect the amount of compensation actually paid, earned or received during the applicable year. Per SEC rules, CAP was calculated by adjusting the Summary Compensation Table Total Values for the applicable year as described in the footnotes to the table.

Year	Summary Compensation Table Total for Principal Executive Officer (“PEO”) (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non- PEO NEOs (4)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return (“TSR”) (5)	Net Income (Loss) (in millions) (6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)

2023	$3,250,658	$1,775,974	$1,139,849	$762,201	$29.87	($48.0)

2022	$3,015,980	$808,121	$1,129,261	$561,506	$53.18	($147.7)

(1)

The dollar amounts reported in column (b) are the amounts of total compensation reported for John E. Bailey, Jr. (our Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to Executive Compensation – Summary Compensation Table.

(2)

The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Bailey, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Bailey during the applicable year. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant. In accordance with the requirements of 402(v) of Regulation S-K, the following adjustments were made to Mr. Bailey’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table for PEO ($)	Reported Value of Equity Awards (a) ($)	Equity Award Adjustments (b) ($)	Compensation Actually Paid to PEO ($)
2023	$3,250,658	($2,058,231)	$583,547	$1,775,974
2022	$3,015,980	($1,955,780)	($252,079)	$808,121

(a)

The grant date fair value of equity awards represents the total of the amounts reported in the “Option Awards,” “Restricted Stock Units Awards,” and “Performance Based Restricted Stock Units Awards” columns in the Summary Compensation Table for the applicable year.

(b)

The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; and (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable

2024 | Proxy Statement	43

year, a deduction for the amount equal to the fair value at the end of the prior fiscal year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2023	$1,070,049	($406,188)	—	($80,314)	—	—	$583,547
2022	$1,822,284	($591,715)	—	$68,969	—	—	$1,299,537

(3)

The dollar amounts reported in column (d) represent the average of the amounts reported for our Company’s named executive officers as a group (excluding Mr. Bailey) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the named executive officers (excluding Mr. Bailey) included for purposes of calculating the average amounts in each applicable year are as follows: for 2023 and 2022, Mr. Avagliano and Dr. Malik.

(4)

The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the named executive officers as a group (excluding Mr. Bailey), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the named executive officers as a group (excluding Mr. Bailey) during the applicable year. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the named executive officers as a group (excluding Mr. Bailey) for each year to determine the compensation actually paid, using the same methodology described above in Note (2):

Year	Average Reported Summary Compensation Table for Non-PEO NEOs ($)	Average Reported Value of Equity Awards ($)	Average Equity Award Adjustments (a) ($)	Average Compensation Actually Paid to Non- PEO NEOs ($)
2023	$1,139,849	($481,202)	$103,554	$762,201
2022	$1,129,261	($508,487)	($59,268)	$561,506

(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2023	$245,433	($96,290)	—	($44,959)	—	—	$103,554
2022	$240,406	($245,768)	—	($53,906)	—	—	($59,268)

(5)

Cumulative TSR is calculated by dividing the difference between our Company’s share price at the end and the beginning of the measurement period by our Company’s share price at the beginning of the measurement period. No dividends were paid on stock or option awards in 2022 or 2023.

(6)	The dollar amounts reported represent the amount of net income (loss) reflected in our consolidated audited financial statements for the applicable year.

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Pay Versus Performance Narrative Disclosure

In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table on CAP and each of TSR and net loss.

We do not utilize TSR and net income (loss) in our executive compensation program. However, we do utilize several other performance measures to align executive compensation with our performance. As described in more detail above in the section “Compensation Discussion and Analysis – Annual Cash Bonus Program,” part of the compensation our NEOs are eligible to receive consists of annual performance-based cash bonuses that are designed to provide appropriate incentives to our executives to achieve defined annual corporate goals and to reward our executives for individual achievement towards these goals, subject to certain employment criteria. Additionally, we view stock options, and restricted stock units, which are an integral part of our executive compensation program, as related to Company performance although not directly tied to TSR, because they provide value only if the market price of our common stock increases, and if the executive officer continues in our employment over the vesting period. These stock option awards strongly align our executive officers’ interest with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our executive officers to continue in our employment for the long-term.

With respect to net income (loss), specifically, because we recently made the transition from a development-stage biopharmaceutical company to a development and commercial-state biopharmaceutical company in 2021, we began generating revenue for the net product sales from COSELA in March of 2021. We expect to incur losses as we execute on our strategy including engaging in further research and development activities, particularly conducting non-clinical studies and clinical trials. Consequently, our Company does not consider net loss as a performance measure for our executive compensation program.

The following graph illustrates the relationship during 2022-2023 of the CAP for our CEO and other NEOs as calculated pursuant to SEC rules to our TSR.

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The following graph illustrates the relationship during 2022-2023 of the CAP for our CEO and other NEOs as calculated pursuant to SEC rules to our net loss.

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DIRECTOR COMPENSATION

Non-Employee Director Compensation Policy

On May 22, 2017, the Board of Directors adopted a policy with respect to the compensation payable to our non-employee directors. The Board of Directors amended and restated the independent director compensation policy effective June 12, 2019 and June 17, 2021 (as amended and restated, the “Non-Employee Director Compensation Policy”). Under the Non-Employee Director Compensation Policy, each non-employee director is eligible to receive compensation for his or her service consisting of a $45,000 annual cash retainer and equity awards. In addition to the annual cash retainer, under the program, non-employee directors receive additional payments for service as the Board Chairperson, Committee Chair, or a committee member of the Board of Directors in the following amounts:

Position	Retainer ($)

Board Chairperson	35,000

Audit Committee Chair	20,000

Compensation Committee Chair	15,000

Nominating and Governance Committee Chair	10,000

Audit Committee Member	10,000

Compensation Committee Member	7,500

Nominating and Governance Committee Member	5,000

Equity grants for non-employee directors consist of (i) an initial non-qualified stock option to purchase shares of our common stock at a fixed dollar value equal to $750,000 issued upon first appointment to our Board of Directors, which vests monthly over a period of three years, subject to the non-employee director’s continued service on the Board of Directors; (ii) an annual equity grant at a fixed dollar value equal to $375,000, of which 75% of the value shall be issued as a non-qualified stock option and 25% of the value shall be issued as restricted stock units, with the stock options valued based on a 30-day average price as of the date of grant and a Black-Scholes factor and vesting on the first anniversary of the grant date and the restricted stock units valued based on a 30-day average price as of the date of grant and vesting on the first anniversary of the date of grant, subject to the non-employee directors’ continued service on the Board of Directors; and (iii) an initial equity award consisting of options to purchase 100,000 shares of our common stock upon first appointment to serve as Chairperson of our Board of Directors, which vest monthly over a period of three years, subject to the Chairperson’s continued service on the Board of Directors. All equity grants issued under the Non-Employee Director Compensation Policy will vest 100% upon a change-in-control of the Company. The annual equity awards are typically granted in June.

Directors may be reimbursed for travel, food, lodging and other expenses directly related to their service as directors. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our Certificate of Incorporation and Bylaws.

The Compensation Committee annually reviews this Non-Employee Director Compensation Policy, with input and recommendations from Aon which includes data from our peer group, to assess whether any amendments in the type and amount of compensation provided herein should be made and then makes recommendations to our Board of Directors for its approval of any amendments to this policy. The Compensation Committee and our Board of Directors did not make any changes to the non-employee director compensation program for fiscal 2023; However, based on the results of a market conditions analysis, the market impact on the value to be delivered through the annual grant, and a review of the historical equity grants to non-employee directors, the Board, as recommended by the Compensation Committee and in consultation with the Company’s independent compensation consultant, approved a temporary adjustment to reduce the 2023 annual equity award to non-employee directors, which included authorizing 30,000 options and 10,000 restricted stock units to be granted to each non-employee director.

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2023 Director Compensation

The following table shows the total compensation earned by each of our non-employee directors during fiscal 2023.

Name	Fees Earned ($)	Option Awards ($)(1)(2)	Restricted Stock Units ($)(1)(2)	All Other Compensation ($)	Total ($)

Garry A. Nicholson	105,000	62,054	28,300	—	195,354

Cynthia L. Flowers	72,500	62,054	28,300	—	162,854

Jacks Lee	55,000	62,054	28,300	—	145,354

Glenn P. Muir	82,500	62,054	28,300	—	172,854

Alicia Secor	52,500	62,054	28,300	—	142,854

Norman E. Sharpless, M.D.	45,000	62,054	28,300	—	135,354

Mark A. Velleca, M.D., Ph.D. (3)	33,750	—	—	200,000	233,750

(1)

All of our Directors, except Dr. Velleca, received options to purchase 30,000 shares of our common stock and 10,000 restricted stock units for their service in 2023 as members of the Board of Directors. In June 2023, the Board affirmed the Non-Employee Director Compensation Policy and authorized a temporary adjustment to reduce the 2023 annual equity grant to non-executive Directors. See table below for the aggregate number of exercisable and unexercisable option awards outstanding as of December 31, 2023 held by our non-employee Directors.

(2)

These amounts represent the aggregate grant date fair value for equity awards granted during fiscal 2023, computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 9 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023.

(3)

Dr. Velleca resigned from our Board of Directors effective September 30, 2023. On September 29, 2020, Dr. Velleca and the Company entered into a senior advisor agreement (“Senior Advisor Agreement”) with an effective date of January 1, 2021 and continuing through December 31, 2023 (the “Initial Term”). On September 20, 2023, the Senior Advisor Agreement was amended in connection with Dr. Velleca’s resignation from our Board of Directors effective on September 30, 2023 (the “Amended Senior Advisor Agreement”). During the Initial Term, Dr. Velleca was compensated $200,000 annually, paid in equal quarterly installments, for his services rendered thereunder and received the annual cash retainer paid to non-employee directors pursuant to the Company’s Non-Employee Director Compensation Policy during his service as a director; however, he did not receive any additional equity grants. Pursuant to the terms of the Amended Senior Advisor Agreement, Dr. Velleca will not be paid cash consideration for his services as a senior advisor during the 2024 fiscal year, however, his currently outstanding options to purchase our common stock will continue to vest pursuant to their current vesting schedule while he serves as a senior advisor. The senior advisor agreement will expire on December 31, 2024.

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The following table sets forth the aggregate number of exercisable and unexercisable option awards outstanding as of December 31, 2023 that were held by our non-employee directors who were then serving on the Board of Directors:

	Number of Stock Options Held at Fiscal Year-End
Name	Exercisable (#)	Unexercisable (#)

Garry A. Nicholson	209,620	30,000

Cynthia L. Flowers	109,620	30,000

Jacks Lee	31,654	58,346

Glenn P. Muir	169,620	30,000

Alicia Secor	75,043	37,277

Norman E. Sharpless, M.D.	28,322	61,678

Mark A. Velleca, M.D., Ph.D.	1,004,834	9,178

Share Ownership Guidelines for Non-Employee Directors

Pursuant to the Company’s share ownership guidelines, each director who participates in the non-employee director compensation program is expected to hold a number of shares of our common stock with a market value equal to three (3) times the annual cash retainer for service as a director. Our stock ownership guidelines are designed to increase each director’s ownership stake in the Company and align their interests with the interests of our stockholders.

For purposes of the stock ownership guidelines, shares are treated as owned if they are (i) owned directly, including those acquired through open market purchases; (ii) owned jointly with or separately by the non-employee director’s spouse; (iii) held in trust for the benefit of the non-employee director, the non-employee directors’ spouse and/or the non-employee director’s children; and (iv) held through the non-employee director’s account under our retirement plans, or if they are underlying unvested time-based restricted stock unit awards or unvested time-based restricted stock awards. Shares are not counted as owned for purposes of our stock ownership guidelines if they are underlying any unvested performance shares or other performance-based awards or underlying any stock option award, whether or not vested. Directors who are subject to the guidelines must meet the required stock ownership within five (5) years after the later of (i) the commencement of the individual’s role as director, or (ii) December 2022. Until such required stock ownership guidelines are met, a director subject to the guidelines is required to retain ownership of at least 50% of the shares acquired on vesting of restricted stock units or on exercise of stock options, provided, however, that such individual may sell shares (i) acquired by exercising stock options for the limited purposes of paying the exercise price of the stock option and any applicable tax liability, or (ii) on vesting of other equity incentive awards for the limited purpose of paying any applicable tax liability. The Compensation Committee annually reviews these guidelines and oversees compliance.

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REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board of Directors, which consists entirely of directors who meet the independence and experience requirements of Nasdaq rules and regulations, has furnished the following report:

The Audit Committee assists the Board of Directors in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. The Audit Committee’s role and responsibilities are set forth in the Audit Committee’s charter adopted by the Board of Directors, a copy of which is available on our website at www.g1therapeutics.com. The Audit Committee reviews and reassesses our charter annually and recommends any changes to the Board of Directors for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention and oversight of the work of PricewaterhouseCoopers LLP. In fulfilling its responsibilities for the financial statements for the fiscal year ended December 31, 2023, the Audit Committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2023 with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm;

•	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed in accordance with Auditing Standard No. 16 - Communications with Audit Committees; and

•

Received written disclosures and the letter from PricewaterhouseCoopers LLP regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP communications with the Audit Committee and the Audit Committee further discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.

The Audit Committee

Glenn P. Muir, Chair

Jacks Lee

Garry A. Nicholson

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2024 for (a) the executive officers named in the Summary Compensation Table on page 34 of this proxy statement, (b) each of our directors and director nominees, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of March 31, 2024 pursuant to the exercise of options, warrants or other rights to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 52,234,385 shares of common stock outstanding on March 31, 2024.

	Shares of common stock beneficially owned

Name and Address (1)	Number	Percent
More than 5% stockholders:

Eshelman Ventures, LLC (2)	4,766,074	9.12%

MedImmune Ventures, Inc. (3)	2,950,630	5.65%

Directors and named executive officers:
Garry A. Nicholson (4)	224,009	*

John E. Bailey, Jr. (5)	698,134	1.32%

Cynthia L. Flowers (6)	125,509	*

Jacks Lee (7)	38,318	*

Glenn P. Muir (8)	354,978	*

Alicia Secor (9)	90,855	*

Norman E. Sharpless, M.D. (10)	34,986	*

Mark Avagliano (11)	466,811	*

Rajesh K. Malik (12)	430,855	*

All directors and current executive officers as a group (13 persons) (13)	3,211,630	6.11%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	Unless otherwise indicated, the address for each beneficial owner listed is c/o G1 Therapeutics, Inc., 700 Park Offices Drive, Suite 200, Research Triangle Park, NC 27709.
(2)

Based solely on a Schedule 13D/A filed with the SEC on February 21, 2024 by Eshelman Ventures, LLC. Consists of (i) 4,216,074 shares of common stock held by Eshelman Ventures, LLC and (ii) 550,000 shares of common stock held by Dr. Frederic N. Eshelman. Dr. Fredric N. Eshelman, a former member of our Board of Directors and the founder and principal of Eshelman Ventures, LLC may be deemed to beneficially own the shares of common stock held by Eshelman Ventures, LLC. The address of Eshelman Ventures, LLC is 319 North Third Street, Suite 301, Wilmington, NC 28401.

(3)

Consists of 2,950,630 shares of common stock held by MedImmune Ventures, Inc. as of March 31, 2024. MedImmune Ventures, Inc. is wholly owned by AstraZeneca plc, and AstraZeneca plc may be deemed to beneficially own the shares of common stock held by MedImmune Ventures, Inc. The address of MedImmune Ventures, Inc. is One MedImmune Way, Gaithersburg, MD 20878. The address of AstraZeneca plc is 1 Francis Crick Avenue, Cambridge Biomedical Campus, Cambridge CB2 0AA, United Kingdom.

(4)

Consists of 209,620 options to purchase shares of our common stock that are exercisable as of March 31, 2024 or will become exercisable within 60 days after such date, and 14,389 shares of common stock held by Mr. Nicholson as of March 31, 2024.

(5)

Consists of 552,765 options to purchase shares of our common stock that are exercisable as of March 31, 2024 or will become exercisable within 60 days after such date, and 145,369 shares of common stock held by Mr. Bailey as of March 31, 2024.

(6)

Consists of 109,620 options to purchase shares of our common stock that are exercisable as of March 31, 2024 or will become exercisable within 60 days after such date, and 15,889 shares of common stock held by Ms. Flowers as of March 31, 2024.

(7)	Consists of 38,218 options to purchase shares of our common stock that are exercisable as of March 31, 2024 or will become exercisable within 60 days after such date.

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(8)

Consists of 169,620 options to purchase shares of our common stock that are exercisable as of March 31, 2024 or will become exercisable within 60 days after such date, and 185,358 shares of common stock held by Mr. Muir as of March 31, 2024.

(9)

Consists of 80,855 options to purchase shares of our common stock that are exercisable as of March 31, 2024 or will become exercisable within 60 days after such date, and 10,000 shares of common stock held by Ms. Secor as of March 31, 2024.

(10)	Consists of 34,986 options to purchase shares of our common stock that are exercisable as of March 31, 2024 or will become exercisable within 60 days after such date.
(11)

Consists of 452,937 options to purchase shares of our common stock that are exercisable as of March 31, 2024 or will become exercisable within 60 days after such date, and 13,874 shares of common stock held by Mr. Avagliano as of March 31, 2024.

(12)

Consists of 355,392 options to purchase shares of our common stock that are exercisable as of March 31, 2024 or will become exercisable within 60 days after such date, and 75,463 shares of common stock held by Dr. Malik as of March 31, 2024.

(13)

Consists of (i) 482,383 shares of common stock held by our current executive officers and current directors and (ii) 2,729,247 options to purchase shares of our common stock that are exercisable as of March 31, 2024 or will become exercisable within 60 days after such date.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a description of transactions, since January 1, 2022, in which we have been a participant, in which the amount involved exceeds the lesser of (i) $120,000 or (ii) 1% of the average of our total assets as of December 31, 2022 and 2023, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest. We refer to such transactions as “related party transactions” and such persons as “related parties.” With the approval of the Audit Committee, we have engaged in the related party transactions described below. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, from unaffiliated third parties.

Other than as described below, there have not been, nor are there any currently proposed, related party transactions or series of similar transactions to which we have been or will be a party since January 1, 2022, other than compensation arrangements, which are described where required under the “Compensation of Named Executive Officers” and “Director Compensation” sections above.

Participation in Our Public Offering

On November 17, 2022, we completed an underwritten public offering of 7,700,000 shares of our common stock, which included the partial exercise of the underwriters’ option to purchase an additional 873,353 shares of common stock, at a price to the public of $6.50 per share. We received net proceeds from this offering of approximately $52.0 million, after deducting underwriting discounts, commissions and offering expenses. We believe that a portion of these shares were purchased by the following principal stockholders:

Name of Purchaser	Number of Shares of Common Stock Purchased	Aggregate Purchase Price ($)
Eshelman Ventures, LLC	1,076,923	6,999,999.5
The Vanguard Group	110,000	715,000
Blackrock, Inc.	100,000	650,000

Senior Advisor Agreement with Mark A. Velleca

Dr. Velleca, who has been a director on our Board since May 2014, resigned from the Board of Directors effective September 30, 2023. He previously served as Chief Executive Officer and President of the Company from May 2014 to December 31, 2020. On January 1, 2021, Dr. Velleca transitioned to a non-employee director role. In preparation for our transition to a new Chief Executive Officer, on September 29, 2020, Dr. Velleca and the Company entered into a Senior Advisor Agreement effective January 1, 2021 (the “Senior Advisor Agreement”), through December 31, 2023. The Senior Advisor Agreement was later amended on September 20, 2023, in connection with Dr. Velleca’s resignation from the Board. During the Initial Term (as defined in the Senior Advisor Agreement), Dr. Velleca received $200,000 annually, paid quarterly, for his services, and the annual cash retainer paid to non-employee directors. He did not receive any additional equity grants. Pursuant to the Amended Senior Advisor Agreement, Dr. Velleca’s currently outstanding options to purchase our common stock will continue to vest according to their current schedule while he serves as a senior advisor. The Senior Advisor Agreement will expire on December 31, 2024.

Policies and Procedures for Related Party Transactions

We have adopted a written policy that requires all transactions between us and any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons, as defined in Item 404 of Regulation S-K, or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved in advance by the Audit Committee. Any request for such a transaction must first be presented to the Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, the Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances.

Indemnification Agreements with Officers and Directors and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements, our Certificate of Incorporation and our restated Bylaws will require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our restated Bylaws also require us to advance expenses incurred by our directors and officers. We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our Company arising out of claims based on acts or omissions in their capacities as directors or officers.

2024 | Proxy Statement	53

ELECTION OF DIRECTORS

(Proposal 1)

On April 9, 2024, the Board of Directors nominated John E. Bailey, Jr. and Cynthia L. Flowers for re-election at the annual meeting. The Board of Directors currently consists of seven members, classified into three classes as follows: John E. Bailey, Jr. and Cynthia L. Flowers constitute our Class I directors with a term which expires at the upcoming annual meeting; Jacks Lee, Alicia Secor, and Norman E. Sharpless, M.D., constitute our Class II directors with a term ending in 2025; and Garry A. Nicholson and Glenn P. Muir constitute our Class III directors with a term ending in 2026. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

The Board of Directors has voted to nominate John E. Bailey, Jr. and Cynthia L. Flowers for re-election at the annual meeting for a term of three years to serve until the 2027 Annual Meeting of Stockholders, or until their respective successors are elected and qualified. The Class II directors (Jacks Lee, Alicia Secor and Norman E. Sharpless, M.D.) and Class III directors (Garry A. Nicholson and Glenn P. Muir) will serve until the Annual Meetings of Stockholders to be held in 2025 and 2026, respectively, and until their respective successors have been elected and qualified. See “Management and Corporate Governance – The Board of Directors” for a description of the specific experience, qualifications, attributes and skills that led our Board of Directors to conclude at the time of filing of this proxy statement that the director nominee listed above should serve as a director.

There are no arrangements or understanding between any director, or nominee for director, pursuant to which such director or nominee was selected as a director or nominee. If the nominee is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors. If for any reason the nominee proves unable or unwilling to stand for election, the Board of Directors will nominate an alternate or reduce the size of the Board of Directors to eliminate the vacancy. The Board of Directors has no reason to believe that its nominee would be unable or unwilling to serve if elected. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

Vote Required

The three nominees for director who receive the most votes cast by the holders of shares present or represented by proxy and entitled to vote thereon (also known as a “plurality” of the votes cast) will be elected. Shares represented by proxies will be voted, unless otherwise specified, for the election of the nominee named above. In the event that the nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in the nominee’s place.

Our Recommendation

The Board of Directors recommends that you vote “FOR” all of the nominees for Class I Director, and proxies solicited by the Board of Directors will be voted in favor thereof unless a stockholder indicates otherwise on the proxy.

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NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(Proposal 2)

We are seeking a non-binding, advisory stockholder vote on the compensation awarded to our named executive officers for the fiscal year ended December 31, 2023, known as a “say-on-pay” vote.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with Section 14A of the Exchange Act.

As described in detail in the “Compensation Discussion and Analysis” and “Compensation of Named Executive Officers” sections of this proxy statement, our compensation program is designed to reward our executive officers at a level consistent with our overall strategic and financial performance and to provide remuneration sufficient to attract, retain and motivate them to exert their best efforts and create a successful company. Our philosophy is to align executive compensation and business performance. We believe that our executive compensation program, with its balance of short-term incentives (including base salary and annual cash incentives tied to performance measures) and long-term incentives (consisting of stock option awards, restricted stock units and performance-based stock units) reward sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure for a comprehensive explanation and analysis of our executive compensation policies and practices. Proposal 2 gives our stockholders the opportunity to express their views on the compensation of our named executive officers. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

Based on the above, we request that stockholders indicate their support, on a non-binding advisory basis, for the compensation of our named executive officers as described in this proxy statement by voting “FOR” the following resolution:

“RESOLVED, that the stockholders of G1 Therapeutics, Inc. approve, on an advisory basis, the compensation paid to G1 Therapeutics, Inc.’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and the narrative discussion in G1 Therapeutics, Inc.’s 2024 proxy statement.”

As an advisory vote, Proposal 2 is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Vote Required

Approval, on a non-binding advisory basis, of named executive officer compensation requires the approval of a majority of the votes cast by the holders of shares present or represented by proxy and entitled to vote thereon.

Our Recommendation

The Board of Directors recommends a vote “FOR” approval on a non-binding advisory basis of the compensation awarded to our named executive officers, and proxies solicited by the Board of Directors will be voted in favor thereof unless a stockholder indicates otherwise on the proxy.

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RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 3)

The Audit Committee has appointed PricewaterhouseCoopers LLP, as our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2024. The Board of Directors proposes that the stockholders ratify this appointment. PricewaterhouseCoopers LLP audited our financial statements for the fiscal year ended December 31, 2023. We expect that representatives of PricewaterhouseCoopers LLP will be present at the annual meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

In deciding to appoint PricewaterhouseCoopers LLP, the Audit Committee reviewed auditor independence issues and existing commercial relationships with PricewaterhouseCoopers LLP and concluded that PricewaterhouseCoopers LLP has no commercial relationship with the Company that would impair its independence for the fiscal year ending December 31, 2024. In the event the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, the Audit Committee will reconsider its appointment.

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2023 and December 31, 2022, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2023	2022

Audit fees (1):	$676,544	$830,100

Audit related fees (2):	—	—

Tax fees (3):	—	—

All other fees (4):	2,000	900

Total	$678,500	$831,000

(1)

Audit fees consisted of professional services rendered for the audit of our annual financial statements, review of the interim financial statements, the issuance of consent and comfort letters in connection with registration statement filings with the SEC and all other services that are normally provided by the accounting firm in connection with statutory and regulatory filings and engagements.

(2)

Audit related fees are for assurance and related services that are traditionally performed by an independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

(3)

Tax fees include all services performed by an independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

(4)	All other fees consisted of non-audit and accounting research services.

All fees described above were approved by the Audit Committee.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Public Accountant

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.

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Prior to engagement of an independent registered public accounting firm for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of the four categories of services noted above to the Audit Committee for approval.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted, and the Audit Committee requires our independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Vote Required

The affirmative vote of a majority of the shares cast at the annual meeting by the holders of shares present in person or represented by proxy and entitled to vote on the proposal is required to ratify the appointment of the independent registered public accounting firm.

Our Recommendation

The Board of Directors recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, and proxies solicited by the Board of Directors will be voted in favor thereof unless a stockholder indicates otherwise on the proxy.

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APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR CERTIFICATE OF INCORPORATION TO REFLECT DELAWARE LAW PROVISIONS REGARDING OFFICER EXCULPATION

(Proposal 4)

The State of Delaware, which is our state of incorporation, recently enacted legislation that enables Delaware companies to limit the liability of certain of their officers in limited circumstances under Section 102(b)(7) of the Delaware General Corporate Law (“DGCL”). In light of this update, we are proposing to approve the amendment and restatement of our Certificate of Incorporation, subject to stockholder approval, to provide for the elimination or limitation of personal liability of certain of our officers for monetary damages in the specific circumstances authorized by Delaware law.

Overview of the Proposal

Consistent with Delaware law, the proposed amendment and restatement of our Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation is more limited in scope than the existing director exculpation provision and only permits exculpation of officers for certain direct claims. Further, the proposal does not permit officers to be exculpated for liability arising out of:

•	Claims brought by the company itself;
•	Claims brought by stockholders in the name of the company (derivative claims);
•	Breaches of the duty of loyalty to the company or its stockholders;
•	Acts or omissions not in good faith;
•	Acts or omissions that involve intentional misconduct;
•	Acts or omissions that involve a knowing violation of law; or
•	Any transaction in which the officer derived an improper personal benefit.

In accordance with the recent amendment to Delaware law, the officers who will be covered by the expanded exculpation provision include any officer who is or was the president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer, or chief accounting officer of the corporation; any officer who is or was identified in the company’s public filings with the SEC as one of the most highly compensated executive officers; and any officers who consent to being identified as an officer for purposes of service of process, at any time during the course of conduct alleged in the action or proceeding to be wrongful.

Rationale for the Proposal

The rationale of our Board of Directors for recommending this proposal is to balance stockholders’ interest in accountability with their interest in the company being able to attract and retain the highest quality officers and avoiding litigation abuse resulting from the current disparity that exists in the treatment of directors, who oversee and are ultimately accountable for corporate actions, and the officers who execute those actions on behalf of our Board of Directors.

Our Board of Directors considered that the role of directors and officers requires them to make decisions on crucial matters in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight, especially in the current litigious environment and regardless of the absence of any underlying merit. This proposal will better align the protections available to our officers with those currently available to our directors and avoid an emerging practice among plaintiff’s lawyers of adding officers to direct claims relating to the duty of care in mergers and acquisition-related and other litigation so that claims against the officers continue even when identical claims against directors are dismissed. Our Board of Directors believes that limiting concern about personal liability will empower officers to best exercise their business judgment in furtherance of stockholder interests without the distraction of potentially being subject to claims following actions taken in good faith.

In addition, we expect other companies with which we compete for employees to adopt exculpation clauses that limit the personal liability of officers as now permitted by the DGCL. Our Board of Directors believes that failing to adopt the proposal could impact recruitment and retention of exceptional officer candidates who conclude that the potential exposure to liabilities, costs of defense and other risks of proceedings exceeds the benefits of serving as an officer of the company as compared to serving as an officer at another company that does exculpate officers.

Further, our Board of Directors noted that the proposed provision would not eliminate stockholders’ right to pursue derivative claims relating to alleged breaches of the duty of care or limit the ability of the company itself to bring claims against officers.

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Therefore, taking into account the narrow class and type of claims for which officers’ liability would be exculpated, our Board of Directors believes the proposal would enhance the ability to attract and retain talented officers, potentially reduce litigation costs associated with frivolous lawsuits, and more generally align the protections available to our officers with those currently available to our directors.

Based on the above, our Board of Directors has determined that it is in the best interests of our company and our stockholders to amend and restate the Certificate of Incorporation as described in this proposal.

Proposed Text

Our Board has approved and recommends that our stockholders approve the amendment and restatement of our Certificate of Incorporation to add a new Article XI of our Certificate of Incorporation, which shall read in its entirety as follows:

“Except to the extent that the DGCL prohibits the elimination or limitation of liability of officers for breaches of fiduciary duty, no officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as an officer, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any officer of the Corporation for or with respect to any acts or omissions of such officer occurring prior to such amendment or repeal. If the DGCL is amended to permit further elimination or limitation of the personal liability of officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.”

The description in this Proposal No. 4 of the proposed amendment and restatement of our Certificate of Incorporation is qualified in its entirety by, and should be read in conjunction with, the actual text of the change to our Certificate of Incorporation that would be implemented upon stockholder approval of this Proposal No. 4. The full text of the proposed Amended and Restated Certificate of Incorporation is attached to this proxy statement as Appendix A (the “Amended Certificate of Incorporation”).

Vote Required; Board Recommendation

The approval of the amendment and restatement of our Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation requires the affirmative vote of the holders of at least a majority of the outstanding shares of our capital stock entitled to vote thereon. Abstentions and broker non-votes will have the effect of a vote AGAINST the proposal. If this Proposal No. 4 is approved by our stockholders, the Amended Certificate of Incorporation will become effective upon filing with the Secretary of the State of the State of Delaware of the Amended Certificate of Incorporation, which we anticipate doing as soon as practicable following stockholder approval of this proposal. The Board of Directors retains the discretion to abandon, and not implement, the Amended Certificate of Incorporation at any time before it becomes effective even if approved by our stockholders.

Our Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR CERTIFICATE OF INCORPORATION TO REFLECT DELAWARE LAW PROVISIONS REGARDING OFFICER EXCULPATION.

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OTHER MATTERS

The Board of Directors knows of no other business which will be presented at the annual meeting. If any other business is properly brought before the annual meeting, proxies will be voted in accordance with the judgment of the persons named therein.

REQUESTS FOR DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS

The 2024 Annual Meeting of Stockholders will be held on 7:30 a.m. ET on Thursday, June 13, 2024 at the Company’s corporate offices at 700 Park Offices Drive, Research Triangle Park, NC 27709. Requests for directions to the meeting location may be directed to G1 Therapeutics, Inc., Attn: Corporate Secretary, P. O. Box 110341, 700 Park Offices Drive, Suite 200, Research Triangle Park, NC 27709.

INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Pay Versus Performance,” the “Report of Audit Committee” and the “Compensation Committee Report” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC. In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to our 2025 Annual Meeting of Stockholders, which we refer to herein as the 2025 Annual Meeting, we must receive stockholder proposals (other than for director nominations) no later than December 26, 2024. To be considered for presentation at the 2025 Annual Meeting, although not included in the proxy statement, proposals (including director nominations that are not requested to be included in our proxy statement) must be received no earlier than February 13, 2025 and no later than March 15, 2025. In addition to satisfying the foregoing advance notice requirements to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must follow the requirements set forth in Rule 14a-19 as promulgated under the Exchange Act. Proposals that are not received in a timely manner will not be voted on at the 2025 Annual Meeting. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of Corporate Secretary, G1 Therapeutics, Inc., P.O. Box 110341, 700 Park Offices Drive, Suite 200, Research Triangle Park, NC 27709.

By Order of the Board of Directors,

Monica Roberts Thomas Chief Legal and People Officer

Research Triangle Park, North Carolina

April 25, 2024

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Appendix A

G1 Therapeutics, Inc.

Amended and Restated Certificate of Incorporation

G1 Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.   The Corporation’s Certificate of Incorporation was filed with the Secretary of State of Delaware on May 19, 2008 under the name “G-Zero Therapeutics, Inc.”, as amended by that certain First Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on August 27, 2012, that certain Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on October 4, 2012, that certain Third Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on October 8, 2013, that certain Fourth Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on February 3, 2015, that certain Fifth Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on April 27, 2016, as amended on May 11, 2017, and that certain Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on May 22, 2017, as corrected on June 30, 2021 (the “Existing Certificate”).

2.   This Amended and Restated Certificate of Incorporation (the “Certificate”) amends and restates the provisions of the Existing Certificate and was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

3.   The text of the Existing Certificate is hereby amended and restated in its entirety to provide as herein set forth in full.

ARTICLE I

The name of the Corporation is G1 Therapeutics, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is 125,000,000, of which (i) 120,000,000 shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 5,000,000 shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Except as otherwise provided in any certificate of designations of any series of Preferred Stock, the number of authorized shares of the class of Common Stock or Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the DGCL.

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

A.	COMMON STOCK

Subject to all the rights, powers and preferences of the Preferred Stock and except as provided by law or in this Certificate (or in any certificate of designations of any series of Preferred Stock):

(a)

the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Preferred Stock) or pursuant to the DGCL;

(b)

dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors or any authorized committee thereof and subject to the relative rights and preferences of any shares of Preferred Stock authorized, issued and outstanding hereunder; and

(c)	upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

B.	PREFERRED STOCK

The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Preferred Stock, the issuance of the shares of Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law.

ARTICLE V

STOCKHOLDER ACTION

1.   Action without Meeting. Any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

2.   Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VI

DIRECTORS

1.   General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

2.   Election of Directors. Election of Directors need not be by written ballot unless the By-laws of the Corporation (the “By-laws”) shall so provide.

3.   Number of Directors; Term of Office. The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by a majority of the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes, with the term of office of the first class to expire at the first annual meeting of stockholders following the initial classification of directors, the term of office of the second class to expire at the second annual meeting of stockholders following the initial classification of directors, and the term of office of the third class to expire at the third annual meeting of stockholders following the initial classification of directors. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

     Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.

4.   Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of

Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI.3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5.   Removal. Subject to the rights, if any, of any series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of 75% or more of the outstanding shares of capital stock then entitled to vote at an election of Directors, voting together as a single class.

ARTICLE VII

LIMITATION OF LIABILITY

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director at the time of such amendment, repeal or modification.

ARTICLE VIII

EXCLUSIVE JURISDICTION OF DELAWARE COURTS

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or By-laws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

ARTICLE IX

AMENDMENT OF BY-LAWS

1.   Amendment by Directors. Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

2.   Amendment by Stockholders. The By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least 75% of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE X

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, and in addition to any other vote of holders of capital stock that is required by this Certificate or by law, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; provided, however, that the affirmative vote of not less than 75% of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article V, Article VI, Article VII, Article VIII, Article IX or Article X of this Certificate.

ARTICLE XI

OFFICER EXCULPATION

Except to the extent that the DGCL prohibits the elimination or limitation of liability of officers for breaches of fiduciary duty, no officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as an officer, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any officer of the Corporation for or with respect to any acts or omissions of such officer occurring prior to such amendment or repeal. If the DGCL is amended to permit further elimination or limitation of the personal liability of officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

[End of Text]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation is executed as of this [●] day of [●], 2024.

By:
Name:	John E. Bailey, Jr.
Title:	President and Chief Executive Officer

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by June 12, 2024 at 11:59 P.M., local time. Online Go to www.envisionreports.com/GTHX or scan the QR code login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Using a black ink pen, mark your votes with an X as shown in this example. Sign up for electronic delivery at Please do not write outside the designated areas. www.envisionreports.com/GTHX 2024 Annual Meeting Proxy Card qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4. 1. The election of two Class I directors + For Withhold For Withhold 01—John E. Bailey, Jr. 02—Cynthia L. Flowers For Against Abstain For Against Abstain 2. An advisory (non-binding) vote to approve executive 3. The ratification of the appointment of PricewaterhouseCoopers compensation LLP as G1 Therapeutics, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2024 4. Approval of the amendment and restatement of G1 Therapeutics, Inc.’s Certificate of Incorporation to reflect new Delaware law on provisions regarding officer exculpation B Authorized Signatures This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box.

2024 Annual Meeting Admission Ticket 2024 Annual Meeting of G1 Therapeutics, Inc. Stockholders June 13, 2024, 7:30 a.m. local time G1 Therapeutics, Inc. 700 Park Offices Drive, Research Triangle Park, NC 27709 Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/GTHX Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/GTHX qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q G1 Therapeutics, Inc. + Notice of 2024 Annual Meeting of Stockholders Proxy Solicited by the Board of Directors for Annual Meeting June 13, 2024 John E. Bailey, Jr., John W. Umstead V and Monica Roberts Thomas, or any of them (the “Proxies”), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of G1 Therapeutics, Inc. to be held on June 13, 2024 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the nominees in Proposal 1 and FOR Proposals 2, 3 and 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address Please print new address below. Comments Please print your comments below.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2024 Annual Meeting Proxy Card qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4. 1. The election of two Class I directors For Withhold For Withhold 01—John E. Bailey, Jr. 02—Cynthia L. Flowers For Against Abstain For Against Abstain 2. An advisory (non-binding) vote to approve executive 3. The ratification of the appointment of PricewaterhouseCoopers compensation LLP as G1 Therapeutics, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2024 4. Approval of the amendment and restatement of G1 Therapeutics, Inc.’s Certificate of Incorporation to reflect new Delaware law on provisions regarding officer exculpation B Authorized Signatures This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.edocumentview.com/GTHX qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q G1 Therapeutics, Inc. Notice of 2024 Annual Meeting of Stockholders Proxy Solicited by the Board of Directors for Annual Meeting June 13, 2024 John E. Bailey, Jr., John W. Umstead V and Monica Roberts Thomas, or any of them (the “Proxies”), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of G1 Therapeutics, Inc. to be held on June 13, 2024 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the nominees in Proposal 1 and FOR Proposals 2, 3 and 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side)